The information in this prospectus supplement and the accompanying prospectus is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell nor do they seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration Number 333-146708
SUBJECT TO COMPLETION, DATED OCTOBER 29, 2007

Prospectus Supplement
(To Prospectus dated October 19, 2007)

4,079,795 Shares

Cardica, Inc.

Common Stock

This is a public offering of common stock of Cardica, Inc. We are selling 1,500,000 shares of common stock, and the selling stockholder identified in this prospectus supplement is selling an additional 2,579,795 shares. We will not receive any of the proceeds from the sale of the shares by the selling stockholder.

Our common stock is traded on the Nasdaq Global Market under the symbol “CRDC.” On October 26, 2007, the last reported sale price of our common stock on the Nasdaq Global Market was $11.28 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page S-10 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public offering price	$	$
Underwriting discount	$	$
Proceeds to us, before expenses	$	$
Proceeds to selling stockholder, before expenses	$	$

We have granted the underwriters an option for a period of 30 days to purchase up to 611,969 additional shares of our common stock from us on the same terms and conditions set forth above to cover over-allotments, if any.

The underwriters expect to deliver the shares of common stock to purchasers on or about          , 2007.

William Blair & Company

Allen & Company LLC	Needham & Company, LLC

Merriman Curhan Ford & Co.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Offers to sell, and solicitations of offers to buy, shares of our common stock are being made only in jurisdictions where offers and sales are permitted. The information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is current as of the respective dates such information is presented. Our business, financial condition, results of operations and prospects may have changed since those dates.

Market data and industry statistics used in this prospectus supplement and the accompanying prospectus are based on independent industry publications and other publicly available information. Neither we nor the underwriters have independently verified, and neither we nor the underwriters guarantee, the accuracy of any of this information. Accordingly, you should not place undue reliance on this information.

Unless otherwise indicated or the context otherwise requires:

•	“Cardica,” the “Company,” “we,” “us” and “our” refer to Cardica, Inc.; and

•	the information in this prospectus supplement and the accompanying prospectus assumes that the underwriters do not exercise their option to purchase additional shares of common stock.

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more information, some of which may not apply to this offering or may have been updated in this prospectus supplement. If the description of this offering or any other matter varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

FORWARD-LOOKING STATEMENTS

The matters discussed in this prospectus supplement and the accompanying prospectus that are forward-looking statements are based on current management expectations that involve substantial risks and uncertainties, which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as “aim,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should,” “will be,” “will continue,” “will likely result,” “would” and other words and terms of similar meaning in conjunction with a discussion of future operating or financial performance or future events. You should read statements that contain these words carefully, because they discuss our future expectations, contain projections of our future results of operations or of our financial position or state other “forward-looking” information.

The factors listed under “Risk Factors,” as well as any cautionary language in this prospectus supplement and the accompanying prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Although we believe that our expectations are based on reasonable assumptions, actual results may differ materially from those in the forward-looking statements as a result of various factors, including, but not limited to, those described below under the heading “Risk Factors” and elsewhere in this prospectus supplement and the accompanying prospectus. Before you invest in our common stock, you should read this prospectus supplement and the accompanying prospectus completely and with the understanding that our actual future results may be materially different from what we expect.

Forward-looking statements included in this prospectus supplement speak only as of the date of this prospectus supplement or as indicated in the statement. Forward-looking statements included in the accompanying prospectus speak only as of the date of the prospectus. Except as required under federal securities laws and the rules and regulations of the SEC, we do not have any intention, and do not undertake, to update any forward-looking statements to reflect events or circumstances arising after the date of this prospectus supplement, whether as a result of new information, future events or otherwise. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements included in this prospectus supplement or the accompanying prospectus or that may be made elsewhere from time to time by, or on behalf of, us. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. Because this is only a summary, it does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus supplement and accompanying prospectus carefully, especially “Risk Factors” beginning on page S-10 and our financial statements and related notes, incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision.

Overview

We are a leading provider of proprietary automated systems used by surgeons to perform anastomoses during coronary artery bypass surgery. In coronary artery bypass grafting, or CABG, procedures, veins or arteries are used to construct alternative conduits to restore blood flow beyond narrowed or occluded portions of coronary arteries, “bypassing” the narrowed or occluded portion of the artery that is impairing blood flow to the heart muscle. Our first two systems, the C-Port® Distal Anastomosis System, or C-Port system, and the PAS-Port® Proximal Anastomosis System, or PAS-Port system, provide cardiovascular surgeons with easy-to-use automated systems to perform consistent, rapid and reliable connections, or anastomoses, of the vessels, which surgeons generally view as the most critical aspect of the bypass procedure. Our C-Port systems are each used to perform a distal anastomosis, which is the connection of a bypass graft vessel to the occluded coronary artery downstream of the occlusion. Our C-Port systems are the only FDA-cleared automated distal anastomosis systems currently marketed in the United States. Our PAS-Port system is used to perform a proximal anastomosis, which is the connection of a bypass graft vessel to the aorta, the source of blood for the bypass. The PAS-Port system is the only fully automated proximal anastomosis system marketed today. As of September 30, 2007, we had 51 issued U.S. patents, 63 additional patent applications in the United States, 4 issued foreign patents and another 6 patent applications filed in selected international markets. We plan to continue to invest in building our intellectual property portfolio. Our strategy is to capitalize on our position as the sole provider of automated anastomotic systems for both proximal and distal anastomoses to increase sales and to further enhance and leverage our technology to develop additional automated anastomotic systems that facilitate the performance of minimally invasive endoscopic coronary bypass surgery, as well as automated systems to be used in other surgical applications, such as vascular closure.

It is well understood in the cardiac surgery community that the most critical aspect of CABG procedures is the anastomosis. Traditionally, an anastomosis has been sewn by hand in a tedious, time-consuming placement of individual stitches with a continuous suture that is technically challenging to perform. The competency required to achieve proper vessel alignment and proper and consistent suture tension along the many individually placed stitches, both critical for long-term graft success, can take years of training to achieve. To manage these technical challenges, traditional CABG involves placing the patient on a bypass machine, or “on pump,” and clamping the aorta so that the heart may be stopped, creating a stable platform for the surgeon to suture. Even then, conventional hand sewing can require ten to 15 minutes to perform the anastomosis, depending upon the size of the vessels, disease state of the vessels, vessel access and the skill set of the surgeon. Placing the patient on pump also adds substantially to the overall procedure time. Furthermore, it is well recognized that clamping the aorta carries with it the risk of neurological damage and other serious adverse effects such as stroke. The average CABG surgery requires approximately three bypass grafts per patient, and a majority of grafts require an anastomotic connection at both ends of the graft. Based upon approximately 250,000 CABG procedures in the United States each year and assuming an average of approximately five anastomoses per CABG procedure, we estimate that approximately 1.2 million of these blood vessel connections are performed in connection with CABG procedures annually in the United States. By replacing the hand-sewn sutures with an easy-to-use, highly reliable and consistent automated anastomosis system, the time required for completing the anastomosis can be significantly reduced and, we believe, patient outcomes may improve. This results in reduced ischemic time, time “on pump,” and overall procedure time, all shown to improve clinical outcomes. In addition, our automated system allows anastomoses to be performed on a beating heart without the need for bypass machines and aortic clamping. This “off pump” approach facilitated by our products has the potential to reduce procedure times and eliminate the stroke risk associated with aortic clamping.

We currently sell C-Port systems in the United States and Europe and the PAS-Port system in Europe, and the PAS-Port system is sold in Japan through our distributor, Century Medical, Inc., or Century. As of September 30, 2007, we had sold over 2,600 C-Port systems in Europe and the United States. According to Century, the PAS-Port system has been used in Japan in over 200 hospitals and has an estimated 20% market share of all proximal anastomoses using a vein as at least one of the bypass grafts. As of September 30, 2007, more than 6,700 PAS-Port systems had been sold in Europe and Japan.

Industry Background

According to the American Heart Association, approximately 13.2 million people in the United States have coronary artery disease, and approximately 653,000 people in the United States die each year as a result of the disease. Physicians and patients may select among a variety of treatments to address coronary artery disease, including treatment with pharmaceuticals, coronary angioplasty, stents and CABG. Despite the advancements and market success of drug-eluting stents and angioplasty therapies, these interventional procedures may be less effective than CABG in addressing diffuse progressive coronary artery disease. In addition, although CABG surgery is generally a highly invasive and traumatic procedure, an independent study comparing CABG and implantation of conventional stents has shown that CABG is the more effective treatment for coronary artery disease, achieving the best long-term patient outcomes as measured by survival rate and need for repeat intervention. There are currently three types of CABG, two of which are commonly performed:

Conventional On-Pump CABG Procedures.  Conventional on-pump CABG procedures are particularly invasive and traumatic to the patient, typically requiring the surgeon to open the patient’s chest cavity by splitting the sternum and to place the patient on a pump to circulate the blood throughout the body. Redirecting the blood flow to a pump enables the surgeon to clamp the aorta and stop the heart, which results in a motionless and bloodless field in which the surgeon can perform the difficult and tedious task of manually suturing the small vessels to one another. Notwithstanding potential problems with this technique, the majority of CABG procedures performed today use this on-pump technique.

Off-Pump CABG Procedures.  In 1995, a new method of performing CABG that avoids the use of external pumps was introduced. This technique requires the surgeon to perform the anastomosis while the heart is beating. The clinical literature suggests that this procedure, termed off-pump coronary artery bypass, or OPCAB, offers several benefits, including reductions in bleeding, kidney dysfunction, short-term neurocognitive dysfunction and length of hospital stay. Notwithstanding these advantages, the technical challenges inherent in OPCAB have impeded its widespread adoption. Because the patient’s heart is beating during the procedure, the surgeon is required to perform the delicate anastomosis on a target vessel, which could be as narrow as one millimeter in internal diameter, while the vessel is moving with each heart contraction. OPCAB is currently used in approximately 25% of all CABG procedures performed in the United States.

Minimally Invasive Endoscopic Procedures.  Recently, a very small number of CABG procedures have been performed using minimally invasive endoscopic procedures to reduce patient trauma. In this approach, the sternum is left intact and the surgery is performed through small access ports. The anastomoses are performed on selected, readily reachable vessels using special surgical instruments, and this procedure requires specific surgical skills. Although endoscopic procedures offer the promise of faster post-operative patient recovery times, rapid ambulation, long-term graft patency and a low incidence of adverse outcomes, there are a number of challenges to wide-scale realization of that potential, including, in particular, the need for a method to enable surgeons to perform reproducible and effective anastomoses that can be rapidly deployed through small incisions. Currently, it is estimated that minimally invasive endoscopic techniques are suitable for fewer than 3% of CABG patients. We believe that the C-Port and PAS-Port systems may increase the number of patients for whom minimally invasive endoscopic techniques are suitable.

Market Opportunity.  Of the 1.2 million anastomoses performed annually in the United States, approximately 30% are a proximal connection and 70% are a distal connection. In addition, we believe that our technologies facilitate less invasive approaches to cardiac revascularization that, in conjunction with hybrid procedures involving both angioplasty with stents and CABG, may expand the market further. We also believe that there are several other surgical applications that may be facilitated by micro-stapling technology that, with new product development, may further expand our addressable market.

Our Products

We have three proprietary products to perform anastomoses, the C-Port xA system, the C-Port Flex A system and the PAS-Port system.

C-Port® xA Distal Anastomosis System

Our C-Port xA Distal Anastomosis System, which may be used in either on- or off-pump CABG procedures, is designed to perform an end-to-side distal anastomosis by attaching the end of a bypass graft to a coronary artery downstream of an occlusion or narrowing. Based upon our original C-Port system, the C-Port xA system uses miniature stainless steel staples to securely attach the bypass graft to the coronary artery. Our C-Port xA system is effective in creating compliant anastomoses in vessels as small as one millimeter in internal diameter. In addition, the C-Port xA system has been designed to:

•	perform an end-to-side anastomosis without interruption of native coronary blood flow, which is not possible in a conventional hand-sewn anastomosis during off-pump surgery without the use of a temporarily placed vascular shunt;

•	achieve nearly complete alignment of the natural blood lining surfaces of the coronary artery and the bypass graft to minimize scarring and potential occlusion of the anastomosis; and

•	minimize the amount of foreign material in the blood stream that may cause clotting and subsequent graft failure.

In November 2006, we received 510(k) clearance of the C-Port xA system for the same intended use as the C-Port system. The C-Port xA system features several modifications to our original C-Port system designed to improve the safety and reliability of the system, including a change from a spring-driven to a pressurized carbon dioxide release-driven stapling mechanism; optimization of the staple configuration to further stabilize the graft; incorporation of non-traumatic vessel clamps to better position the graft vessel for anastomosis; and incorporation of safety mechanisms to minimize the chance of unintentional staple deployment. The C-Port xA system is also designed to deploy more staples around the periphery of the anastomosis than the original C-Port system, thereby providing leak-proof sealing without the need for additional stitches at either end of the anastomosis. Finally, the C-Port xA system is suitable for all grafts typically used in CABG procedures with wall thicknesses of less than 1.4 millimeters.

Our original C-Port system received the CE Mark in April 2004 for marketing in the European Union and 510(k) clearance from the FDA in November 2005. With the introduction of the C-Port xA system, the original C-Port system was discontinued.

C-Port® Flex A Anastomosis System

The C-Port Flex A system includes modifications to the C-Port xA system that are designed to enable automated anastomoses to be performed as part of minimally invasive and robot-facilitated CABG procedures. In March 2007, we received 510(k) clearance from the FDA to market the C-Port Flex A system in the U.S. The C-Port Flex A system includes all the features and benefits of the C-Port xA system and has a flexible, rather than rigid, shaft. The flexible shaft is designed to allow the working end of the device that creates the anastomosis to be inserted through a 12-millimeter diameter port to access the chest cavity and heart. The device is designed to be loaded with the bypass graft vessel inside or outside the chest cavity and deployed to create the anastomosis to the coronary artery. This product is designed to be the enabling technology for completion of robotically assisted, including endoscopic, CABG surgery through four or five relatively small incisions between the ribs. Avoiding both the incision through the sternum and the use of artificial circulation (“the pump”) should significantly reduce patient trauma and accelerate post-operative recovery. We intend to further enhance and leverage our technology to develop additional automated anastomotic systems that facilitate the performance of minimally invasive endoscopic coronary bypass surgery.

As of September 30, 2007, we had sold an aggregate of over 2,600 of all the varieties of our C-Port systems.

PAS-Port® Proximal Anastomosis System

Our PAS-Port system is a fully automated device used to perform an end-to-side proximal anastomosis between a saphenous vein and the aorta. To complete a proximal anastomosis, the cardiac surgeon simply loads the bypass graft vessel into the PAS-Port system, places the end of the delivery device against the aorta and turns the knob on the opposite end of the delivery tool. The device first creates an opening in the aorta and subsequently securely attaches the bypass graft to the aortic wall, using a medical grade stainless steel implant that is formed into its final shape by the delivery tool. The innovative design of the PAS-Port system allows the surgeon to load the bypass graft and rapidly complete the anastomosis, typically in approximately three minutes, with little or no injury to the bypass graft vessel or the aorta.

An important advantage of our PAS-Port system is that, in contrast to conventional hand-sewn proximal anastomoses, the vascular connections created can be performed without clamping the aorta, potentially avoiding the associated risks such as neurological complications. Surgeons use our PAS-Port system in conventional CABG procedures and in OPCAB. While we are not aware of any patients who required additional surgery to correct leakage from an anastomosis performed with our PAS-Port system, the design of the PAS-Port requires an additional stitch intra-operatively to obtain hemostasis (absence of bleeding in the anastomosis site) in approximately 5% to 10% of the deployments. Additional stitches may be required intra-operatively in an individual anastomosis depending on the quality of the target and graft vessels, adequacy of target site preparation and quality of the loading of the graft to the deployment cartridge. We intend to work on adaptations to the PAS-Port system for use in endoscopic applications.

The PAS-Port system is approved for sale and marketed in Europe and Japan. As of September 30, 2007, over 6,700 PAS-Port systems had been sold, primarily in Japan. In addition, we completed enrollment in March 2007 of 220 patients in 12 sites in the U.S. and Europe in a prospective, randomized, multi-center and multi-national clinical trial under an Investigational Device Exemption, or IDE, from the FDA to evaluate the safety and efficacy of the PAS-Port system. We expect to complete the 9 month follow up angiograms in early 2008 and to include the results of the clinical trial as part of a 510(k) submission in the first quarter of calendar year 2008.

Collaborations

Our product research and development efforts are focused on building innovative devices that enhance our current products or leverage our core competency in mechanical micro-clip formation for applications in endoscopic CABG and other medical fields. We currently have two contracts with Cook Incorporated, or Cook, to apply our proprietary technology to solve other medical needs.

In December 2005 we entered into, and in September 2007 amended, a license, development and commercialization agreement with Cook to develop the Cook Vascular Closure Device, formerly called the X-Port Vascular Access Closure Device. We believe that our proprietary technology used in our automated vascular anastomosis systems may provide an innovative, simple mechanical solution to close the vascular access sites used in interventional vascular procedures. We are currently developing the Cook Vascular Closure Device to address this clinical need. Similar to our other products, the Cook Vascular Closure Device consists of a deployment tool and a vascular clip. At the end of an interventional vascular procedure, the surgeon inserts the deployment tool into a standard introducer sheath and then simply presses a button to deploy a micro-stainless steel clip over the opening in the vessel wall, sealing off the vascular access site. We completed preclinical animal-model studies of the Cook Vascular Closure Device to assess its safety and efficacy, and Cook completed initial human feasibility clinical trials. Cook’s quality system certification has been successfully expanded to include vascular closure devices in preparation for marketing the Cook Vascular Closure Device in the European Union. Cook can label the Cook Vascular Closure Device with the CE mark of conformity at any time in accordance with Cook’s expanded certification and internal procedures.

Under our agreement, Cook funds certain development activities, and we and Cook are jointly developing the device. Cook has received an exclusive, worldwide, royalty-bearing license, with the right to grant sublicenses, to make, have made, use, sell, offer for sale and import the Cook Vascular Closure Device for medical procedures in any part of the body. During the three month period ended September 30, 2007, we received $450,000 for development work. During fiscal year 2007, we received payments aggregating $1.8 million for development work and production tooling. We received payments totaling $1.0 million in development milestone payments in fiscal year 2006. Cook will also pay us up to a total of an additional $800,000 in future payments if additional development milestones are achieved. We may potentially receive a royalty based on Cook’s annual worldwide sales of the Cook Vascular Closure Device.

In June 2007, we entered into, and in September 2007 amended, a license, development and commercialization agreement with Cook to develop and commercialize a specialized device to close the patent foramen ovale, or PFO. A PFO is a relatively common heart defect in approximately 15 percent of the general population in the United States. Under the agreement, we and Cook will jointly develop the device. Cook receives an exclusive, worldwide, royalty-bearing license, with the right to grant sublicenses, to make, have made, use, sell, offer for sale and import the PFO Closure Device. During fiscal year 2007, we received a payment of $500,000, and in fiscal year 2008, we are due to receive an additional payment of $350,000. In fiscal year 2008 and fiscal year 2009 we may receive approximately $2.6 million in milestone payments if we accomplish key deliverables under the development plan over the next 12-18 months. After the product achieves satisfactory clinical results and regulatory approvals, we may potentially receive a royalty based on Cook’s annual worldwide sales of the PFO Closure Device.

Sales and Marketing

Our initial products focus on the needs of cardiovascular surgeons worldwide. We are building a direct sales force initially targeting selected influential surgeons in high volume cardiac surgery centers in the United States to sell our C-Port systems. Approximately half of all U.S. CABG procedures are performed at 225 cardiac surgery centers. We selectively target institutions within this group of centers to conduct intensive focused marketing and training for our C-Port systems and for our products that receive FDA clearance or approval in the future. Through this effort, we seek to generate wider demand for our products by training well-respected clinical supporters of our products and leveraging their reputations in the clinical community. In addition, we promote our systems at major medical conventions and through other marketing efforts, such as seminars, workshops, brochures and internet-based training. We also work with our investigators to present the results of our clinical trials at cardiovascular meetings. As of September 30, 2007, we had 10 direct sales representatives, and we had trained 196 U.S. cardiac surgeons in the use of our C-Port systems.

We currently distribute our PAS-Port system in Japan through our exclusive distributor, Century Medical, Inc., or Century. As of September 30, 2007, Century had trained over 300 Japanese cardiac surgeons in over 200 hospitals. Century has a direct sales organization of approximately 16 representatives who are responsible for the development of the anastomotic device market and directly contact cardiac surgeons. Century provides clinical training and support for end-users in Japan. We provide Century with promotional support, ongoing clinical training, representation at trade shows and guidance in Century’s sales and marketing efforts.

We are currently building a distribution network in Europe and Asia for both our PAS-Port and C-Port systems. However, we do not anticipate significant product sales from Europe, in part because their healthcare systems are difficult to penetrate for new higher cost medical products. We are continuing to sell to selected customers and will continue to evaluate further opportunities to expand our distribution network in Europe and in other parts of the world where the healthcare economics are conducive to the introduction and adoption of new medical device technologies. In June 2007, we engaged Asia Cardiovascular Products Ltd. as our exclusive distributor in Hong Kong, Taiwan, India, Australia, China and South Korea.

Our Strategy

Our goal is to become the leading provider of automated anastomotic systems for cardiac bypass surgeries and to leverage our micro-stapling technologies for use in other surgical applications. The principal elements of our strategy include:

•	Obtaining FDA clearance of the PAS-Port system and aggressively introducing the PAS-Port system in the United States together with the C-Port system to leverage our position as the provider of the only “end-to-

end” solution for automated anastomoses with our growing base of trained surgeons in high-volume cardiac surgery centers across the country.

•	Capitalizing on our proprietary technology to develop next-generation micro-stapling products for endoscopic cardiac procedures.

•	Continuing to build on our strong proprietary position.

•	Leveraging our micro-stapling and micro-resection core competencies and expanding our collaborations to develop innovative products for other surgical applications.

Our Corporate Information

We were incorporated in Delaware in October 1997 as Vascular Innovations, Inc. and changed our name to Cardica, Inc. in November 2001. Our principal executive offices are located at 900 Saginaw Drive, Redwood City, California 94063, and our telephone number is (650) 364-9975. We maintain a website at www.cardica.com. The information contained in our website is not a part of, and is not incorporated by reference in, this prospectus supplement or the accompanying prospectus.

This Offering

Common stock offered by us	1,500,000 shares

Common stock offered by the selling stockholder	2,579,795 shares

Common stock to be outstanding after this offering	15,123,624 shares

Use of proceeds	We intend to use the net proceeds from the sale of common stock by us in this offering for working capital and general corporate purposes. We will not receive any of the proceeds from the sale of common stock by the selling stockholder. See “Use of Proceeds.”

Nasdaq Global Market symbol	“CRDC”

The number of shares of common stock to be outstanding after this offering is based on 13,623,624 shares outstanding as of September 30, 2007 and excludes:

•	1,280,656 shares of common stock issuable upon the exercise of outstanding options at a weighted average exercise price of $4.68 per share as of September 30, 2007;

•	731,860 shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $6.58 per share as of September 30, 2007; and

•	136,026 additional shares of common stock reserved for future grants, awards or sale under our 2005 Equity Incentive Plan as of September 30, 2007.

Summary Financial Data

The following table presents a summary of our historical financial data. When you read this summary financial data, it is important that you read along with it our historical financial statements and related notes, as well as the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” incorporated by reference in this prospectus supplement and the accompanying prospectus. We have derived the statement of operations data audited for fiscal 2005, 2006 and 2007 and the balance sheet data at June 30, 2006 and June 30, 2007 from our audited financial statements for those periods, which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Fiscal Year Ended June 30,			Quarter Ended September 30,
	2005	2006	2007	2006	2007
				(unaudited)
	(In thousands, except per share data)

Statement of Operations Data
Net revenue
Product revenue, net	$719	$1,028	$2,103	$458	$1,026
Development revenue	—	1,000	1,370	—	307
Product and royalty revenue from related party, net	1,027	31	56	13	16
Development revenue from related party	310	—	—	—	—

Total net revenue	2,056	2,059	3,529	471	1,349
Operating costs and expenses
Cost of product revenue (includes related party costs of $1,180 in fiscal year 2005)	2,478	2,102	2,880	679	1,013
Research and development	6,289	6,459	7,014	1,488	1,688
Selling, general and administrative	3,753	5,645	9,057	2,070	2,553

Total operating costs and expenses	12,520	14,206	18,951	4,237	5,254

Loss from operations	(10,464)	(12,147)	(15,422)	(3,766)	(3,905)
Interest income	305	782	1,113	389	270
Interest expense (includes related party interest expense of $897, $897 and $320 in fiscal year 2005, 2006 and 2007, respectively, and $226 for the three months ended September 30, 2006)	(1,048)	(1,047)	(458)	(264)	(25)
Other income (expense), net (includes $250 income from related party in fiscal year 2005)	257	(4)	2	—	1
Gain on early retirement of notes payable to related-party	—	—	1,183	—	—

Net loss	$(10,950)	$(12,416)	$(13,582)	$(3,641)	$(3,659)

Basic and diluted net loss per common share	$(7.82)	$(2.58)	$(1.25)	$(0.37)	$(0.27)

Shares used in computing basic and diluted net loss per common share	1,401	4,817	10,878	9,778	13,604

	At June 30,		At September 30,
	2006	2007	2007	2007
				As Adjusted for
	Actual	Actual	Actual	Offering(1)(2)
			(unaudited)
	(In thousands)

Balance Sheet Data
Cash, cash equivalents and short-term investments	$32,080	$23,434	$18,858	$34,323
Working capital	31,602	22,049	18,310	33,775
Total assets	35,158	27,324	23,233	38,698
Long-term liabilities	15,836	2,020	2,000	2,000
Total stockholders’ equity	17,677	21,989	18,657	34,122

(1)	Adjusted to reflect the impact of this offering and the application of the net proceeds as if this offering occurred on September 30, 2007, assuming a public offering price of $11.28 per share, the last reported sale price of our common stock on the Nasdaq Global Market on October 26, 2007.

(2)	A $1.00 increase (decrease) in the assumed public offering price of $11.28 per share would increase (decrease) each of cash, cash equivalents and short-term investments, working capital, total assets and total stockholders’ equity by $1.4 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus supplement, remains the same, and after deducting the estimated underwriting discount and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. An increase of one hundred thousand shares in the number of shares offered by us would increase each of cash, cash equivalents and short-term investments, working capital, total assets and total stockholders’ equity by $1.1 million. Similarly, a decrease of one hundred thousand shares in the number of shares offered by us would decrease each of cash, cash equivalents and short-term investments, working capital, total assets and total stockholders’ equity by $1.1 million. The as adjusted information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following factors, as well as the other information contained in this prospectus supplement as well as the accompanying prospectus, before deciding to invest in shares of our common stock. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment in our common stock.

Risks Related to Our Business

We are dependent upon the success of our current products, and we have U.S. regulatory clearance for our C-Port, C-Port xA and C-Port Flex A systems only. We cannot be certain that any of our other products will receive regulatory clearance or approval or that any of our products, including the C-Port xA or C-port Flex A systems, will be successfully commercialized in the United States. If we are unable to successfully commercialize our products in the United States, or experience significant delays in doing so, our ability to generate revenue will be significantly delayed or halted, and our business will be harmed.

We have expended significant time, money and effort in the development of our current products, C-Port xA and C-Port Flex A systems, and the PAS-Port system. While we have received regulatory approval for, the commercial sale of, and currently sell, our C-Port xA and C-Port Flex A systems in the United States and in the European Union and our PAS-Port system in the European Union and Japan, we do not have clearance or approval in the United States for the PAS-Port system, later generations of the C-Port xA or C-Port Flex A systems or any other product. While we believe most of our revenue in the near future will be derived from the sales and distribution of the C-Port xA and C-Port Flex A systems, we anticipate that our ability to increase our revenue in the longer term will depend on the regulatory clearance or approval and commercialization of the PAS-Port system and later generations of the C-Port xA or C-Port Flex A systems in the United States.

If we are not successful in commercializing our C-Port xA or C-Port Flex A systems or obtaining U.S. Food and Drug Administration, or FDA, clearance or approval of either our later generations of the C-Port xA or C-Port Flex A systems or the current generation of the PAS-Port system, or if FDA clearance or approval of any of our products is significantly delayed, we may never generate substantial revenue, our business, financial condition and results of operations would be materially and adversely affected, and we may be forced to cease operations. We commenced sales of our C-Port xA system in December 2006 (after introduction of our original C-Port system in January 2006) and our C-Port Flex A system in April 2007, but sales may not meet our expectations. Although we have other products under development, we may never obtain regulatory clearance or approval of those devices. We may be required to spend significant amounts of capital or time to respond to requests for additional information by the FDA or foreign regulatory bodies or may otherwise be required to spend significant amounts of time and money to obtain FDA clearance or approval and foreign regulatory approval. Imposition of any of these requirements could substantially delay or preclude us from marketing our products in the United States or foreign countries.

A prior automated cardiac proximal anastomosis system was introduced by another manufacturer but was withdrawn from the market, and, as a result, we may experience difficulty in commercializing our C-Port xA, C-Port Flex A and PAS-Port systems.

A prior automated proximal anastomosis device was introduced by another manufacturer in the United States in 2002. The FDA received reports of apparently device-related adverse events, and, in 2004, the device was voluntarily withdrawn from the market by the manufacturer. Because of the FDA’s experience with this prior device, the FDA has identified new criteria for the clinical data required to obtain clearance for a proximal anastomosis device like the PAS-Port. We may not be able to show that the PAS-Port system satisfies these criteria, and we may therefore be unable to obtain FDA clearance or approval to market the device in the United States, which would substantially harm our business and prospects. Moreover, physicians who have experience with or knowledge of prior anastomosis devices may be predisposed against using our C-Port xA, C-Port Flex A or PAS-Port systems, which could limit our ability to commercialize them if they are approved by the FDA. If we fail to achieve market adoption, our business, financial condition and results of operations would be materially harmed.

Lack of third-party coverage and reimbursement for our products could delay or limit their adoption.

We may experience limited sales growth resulting from limitations on reimbursements made to purchasers of our products by third-party payors, and we cannot assure you that our sales will not be impeded and our business harmed if third-party payors fail to provide reimbursement that hospitals view as adequate.

In the United States, our products will be purchased primarily by medical institutions, which then bill various third-party payors, such as the Centers for Medicare & Medicaid Services, or CMS, which administer the Medicare program, and other government programs and private insurance plans, for the health care services provided to their patients. The process involved in applying for coverage and incremental reimbursement from CMS is lengthy and expensive. Under current CMS reimbursement policies, CMS offers a process to obtain add-on payment for a new medical technology when the existing Diagnosis-Related Group, or DRG, prospective payment rate is inadequate. To obtain add-on payment, a technology must be considered “new,” demonstrate substantial improvement in care and exceed certain payment thresholds. Add-on payments are made for no less than two years and no more than three years. We must demonstrate the safety and effectiveness of our technology to the FDA in addition to CMS requirements before add-on payments can be made. Further, Medicare coverage is based on our ability to demonstrate the treatment is “reasonable and necessary” for Medicare beneficiaries. In November 2006, CMS denied our request for an add-on payment. According to CMS, we met the “new” criteria and exceeded the payment threshold but did not in their view demonstrate substantial improvement in care. Even if our products receive FDA and other regulatory clearance or approval, they may not be granted coverage and reimbursement in the foreseeable future, if at all. Moreover, many private payors look to CMS in setting their reimbursement policies and amounts. If CMS or other agencies limit coverage or decrease or limit reimbursement payments for doctors and hospitals, this may affect coverage and reimbursement determinations by many private payors.

We cannot assure you that CMS will provide coverage and reimbursement for our products. If a medical device does not receive incremental reimbursement from CMS, then a medical institution would have to absorb the cost of our products as part of the cost of the procedure in which the products are used. Acute care hospitals are now generally reimbursed by CMS for inpatient operating costs under a Medicare hospital inpatient prospective payment system. Under the Medicare hospital inpatient prospective payment system, acute care hospitals receive a fixed payment amount for each covered hospitalized patient based upon the DRG to which the inpatient stay is assigned, regardless of the actual cost of the services provided. At this time, we do not know the extent to which medical institutions would consider insurers’ payment levels adequate to cover the cost of our products. Failure by hospitals and physicians to receive an amount that they consider to be adequate reimbursement for procedures in which our products are used could deter them from purchasing our products and limit our revenue growth. In addition, pre-determined DRG payments may decline over time, which could deter medical institutions from purchasing our products. If medical institutions are unable to justify the costs of our products, they may refuse to purchase them, which would significantly harm our business.

We have limited data regarding the safety and efficacy of the PAS-Port, C-Port xA and C-Port Flex A systems and have only recently begun training physicians in the United States to use the C-Port xA and C-Port Flex A systems. Any data that is generated in the future may not be positive or consistent with our existing data, which would affect market acceptance and the rate at which our devices are adopted.

The C-Port xA, C-Port Flex A and PAS-Port systems are innovative products, and our success depends upon their acceptance by the medical community as safe and effective. An important factor upon which the efficacy of the C-Port xA, C-Port Flex A and PAS-Port systems will be measured is long-term data regarding the duration of patency, or openness, of the artery or the graft vessel. Equally important will be physicians’ perceptions of the safety of our products. Our technology is relatively new in cardiac bypass surgery, and the results of short-term clinical experience of the C-Port, C-Port xA, C-Port Flex A and PAS-Port systems do not necessarily predict long-term clinical benefit. We believe that physicians will compare long-term patency for the C-Port, C-Port xA, C-Port Flex A and PAS-Port devices against alternative procedures, such as hand-sewn anastomoses. If the long-term rates of patency do not meet physicians’ expectations, or if physicians find our devices unsafe, the C-Port xA, C-Port Flex A and PAS-Port systems may not become widely adopted and physicians may recommend alternative treatments for their patients. In addition, we have recently begun training physicians in the United States to use our C-Port xA and C-Port Flex A systems. Any adverse experiences of physicians using the C-Port xA or C-Port Flex A systems, or adverse outcomes to patients, may deter physicians from using our products and negatively impact product adoption.

Our C-Port xA, C-Port Flex A and PAS-Port systems were designed for use with venous grafts. Additionally, while our indications for use of the C-Port systems cleared by the FDA refer broadly to grafts, we have studied the use of the C-Port systems only with venous grafts and not with arterial grafts. Using the C-Port systems with arterial grafts may not yield patency rates or material adverse cardiac event rates comparable to those found in our clinical trials using venous grafts, which could negatively affect market acceptance of our C-Port systems. In addition, the clips and staples deployed by our products are made of 316L medical-grade stainless steel, to which some patients are allergic. These allergies may result in adverse reactions that negatively affect the patency of the anastomoses or the healing of the implants and may therefore adversely affect outcomes, particularly when compared to anastomoses performed with other materials, such as sutures. Additionally, in the event a surgeon, during the course of surgery, determines that it is necessary to convert to a hand-sewn anastomosis and to remove an anastomosis created by one of our products, the removal of the implants may result in more damage to the target vessel (such as the aorta or coronary artery) than would typically be encountered during removal of a hand-sewn anastomosis. Moreover, the removal may damage the target vessel to an extent that could further complicate construction of a replacement hand-sewn or automated anastomosis, which could be detrimental to patient outcome. These or other issues, if experienced, could limit physician adoption of our products.

Even if the data collected from future clinical studies or clinical experience indicates positive results, each physician’s actual experience with our devices outside the clinical study setting may vary. Clinical studies conducted with the C-Port, C-Port xA, C-Port Flex A and PAS-Port systems have involved procedures performed by physicians who are technically proficient, high-volume users of the C-Port, C-Port xA, C-Port Flex A and PAS-Port systems. Consequently, both short- and long-term results reported in these studies may be significantly more favorable than typical results of practicing physicians, which could negatively impact rates of adoption of the C-Port xA, C-Port Flex A and PAS-Port systems.

Our current and planned clinical trials may not begin on time, or at all, and may not be completed on schedule, or at all.

The commencement or completion of any of our clinical trials may be delayed or halted for numerous reasons, including, but not limited to, the following:

•	the FDA or other regulatory authorities suspend or place on hold a clinical trial, or do not approve a clinical trial protocol or a clinical trial;

•	the data and safety monitoring committee of a clinical trial recommends that a trial be placed on hold or suspended;

•	patients do not enroll in clinical trials at the rate we expect;

•	patients are not followed-up at the rate we expect;

•	clinical trial sites decide not to participate or cease participation in a clinical trial;

•	patients experience adverse side effects or events related to our products;

•	patients die or suffer adverse medical effects during a clinical trial for a variety of reasons, which may not be related to our product candidates, including the advanced stage of their disease and medical problems;

•	third-party clinical investigators do not perform our clinical trials on our anticipated schedule or consistent with the clinical trial protocol and good clinical practices, or other third-party organizations do not perform data collection and analysis in a timely or accurate manner;

•	regulatory inspections of our clinical trials or manufacturing facilities may, among other things, require us to undertake corrective action or suspend or terminate our clinical trials if investigators find us not to be in compliance with regulatory requirements;

•	third-party suppliers fail to provide us with critical components that conform to design and performance specifications;

•	the failure of our manufacturing process to produce finished products that conform to design and performance specifications;

•	changes in governmental regulations or administrative actions;

•	the interim results of the clinical trial are inconclusive or negative;

•	pre-clinical or clinical data is interpreted by third parties in different ways; or

•	our trial design, although approved, is inadequate to demonstrate safety and/or efficacy.

Clinical trials sometimes experience delays related to outcomes experienced during the course of the trials. For example, in our PAS-Port pivotal trial, we recently had an administrative hold of the trial related to an adverse event, which lasted approximately 72 hours while the adverse event was investigated. The data safety monitoring board subsequently concluded that there was no clear evidence that our device had caused the adverse event and enrollment continued. While this event was resolved in a timely manner and did not result in any material delay in the trial, future similar or other types of events could lead to more significant delays or other effects on the trial.

Clinical trials may require the enrollment of large numbers of patients, and suitable patients may be difficult to identify and recruit. Patient enrollment in clinical trials and completion of patient follow-up in clinical trials depend on many factors, including the size of the patient population, the nature of the trial protocol, the proximity of patients to clinical sites and the eligibility criteria for the study and patient compliance. For example, patients may be discouraged from enrolling in our clinical trials if the trial protocol requires them to undergo extensive post-treatment procedures to assess the safety and effectiveness of our product candidates, or they may be persuaded to participate in contemporaneous trials of competitive products. Delays in patient enrollment or failure of patients to continue to participate in a study may cause an increase in costs and delays or result in the failure of the trial.

Our clinical trial costs will increase if we have material delays in our clinical trials or if we need to perform more or larger clinical trials than planned. Adverse events during a clinical trial could cause us to repeat a trial, terminate a trial or cancel the entire program.

If the third parties on whom we rely to conduct our clinical trials do not perform as contractually required or expected, we may not be able to obtain regulatory approval for or commercialize our product candidates.

We do not have the ability to independently conduct clinical trials for our product candidates, and we must rely on third parties, such as contract research organizations, medical institutions, clinical investigators and contract laboratories, to conduct our clinical trials. In addition, we rely on third parties to assist with our pre-clinical development of product candidates. Furthermore, our third-party clinical trial investigators may be delayed in conducting our clinical trials for reasons outside of their control, such as changes in regulations, delays in enrollment, and the like. If these third parties do not successfully carry out their contractual duties or regulatory obligations or meet expected deadlines, if these third parties need to be replaced or if the quality or accuracy of the data they obtain is compromised due to the failure to adhere to our clinical protocols or regulatory requirements or for other reasons, our clinical trials may be extended, delayed, suspended or terminated, and we may not be able to obtain regulatory approval for or successfully commercialize our product candidates on a timely basis, if at all.

Even though our C-Port xA and C-Port Flex A products have received U.S. regulatory clearance, our PAS-Port system, as well as our future products, may still face future development and regulatory difficulties.

Even though the current generation of the C-Port xA and C-Port Flex A systems have received U.S. regulatory clearance, the FDA may still impose significant restrictions on the indicated uses or marketing of these products or ongoing requirements for potentially costly post-clearance studies. Any of our other products, including the PAS-Port system and future generations of the C-Port xA and C-Port Flex A systems, may also face these types of restrictions or requirements. In addition, regulatory agencies subject a product, its manufacturer and the manufacturer’s facilities to continual review, regulation and periodic inspections. If a regulatory agency discovers previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured, a regulatory agency may impose restrictions on that product, our collaborators or us, including requiring withdrawal of the product from the market. Our products will also be subject to ongoing FDA requirements for the labeling, packaging, storage, advertising, promotion, record-keeping and submission of safety and other post-market information on the product. If our products fail to comply with applicable regulatory requirements, a regulatory agency may impose any of the following sanctions:

•	warning letters, fines, injunctions, consent decrees and civil penalties;

•	customer notifications, repair, replacement, refunds, recall or seizure of our products;

•	operating restrictions, partial suspension or total shutdown of production;

•	delay in processing marketing applications for new products or modifications to existing products;

•	withdrawing approvals that have already been granted; and

•	criminal prosecution.

To market any products internationally, we must establish and comply with numerous and varying regulatory requirements of other countries regarding safety and efficacy. Approval procedures vary among countries and can involve additional product testing and additional administrative review periods. The time required to obtain approval in other countries might differ from that required to obtain FDA clearance or approval. The regulatory approval process in other countries may include all of the risks detailed above regarding FDA clearance or approval in the United States. Regulatory approval in one country does not ensure regulatory approval in another, but a failure or delay in obtaining regulatory approval in one country may negatively impact the regulatory process in others. Failure to obtain regulatory approval in other countries or any delay or setback in obtaining such approval could have the same adverse effects detailed above regarding FDA clearance or approval in the United States, including the risk that our products may not be approved for use under all of the circumstances requested, which could limit the uses of our products and adversely impact potential product sales, and that such clearance or approval may require costly, post-marketing follow-up studies. If we fail to comply with applicable foreign regulatory requirements, we may be subject to fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.

If we do not achieve our projected development goals in the time frames we announce and expect, the commercialization of our product candidates may be delayed and, as a result, our stock price may decline.

From time to time, we may estimate and publicly announce the timing anticipated for the accomplishment of various clinical, regulatory and other product development goals, which we sometimes refer to as milestones. These milestones may include an Investigational Device Exemption application to commence our enrollment of patients in our clinical trials, the release of data from our clinical trials, receipt of clearances or approvals from regulatory authorities or other clinical and regulatory events. These estimates are based on a variety of assumptions. The actual timing of these milestones can vary dramatically compared to our estimates, in some cases for reasons beyond our control. If we do not meet these milestones as publicly announced, the commercialization of our products may be delayed and, as a result, our stock price may decline.

Our products may never gain any significant degree of market acceptance, and a lack of market acceptance would have a material adverse effect on our business.

We cannot assure you that our products will gain any significant degree of market acceptance among physicians or patients, even if necessary regulatory and reimbursement approvals are obtained. We believe that recommendations by physicians will be essential for market acceptance of our products; however, we cannot assure you that any recommendations will be obtained. Physicians will not recommend the products unless they conclude, based on clinical data and other factors, that the products represent a safe and acceptable alternative to other available options. In particular, physicians may elect not to recommend using our products in surgical procedures until such time, if ever, as we successfully demonstrate with long-term data that our products result in patency rates comparable to or better than those achieved with hand-sewn anastomoses, and we resolve any technical limitations that may arise.

We believe graft patency will be a significant factor for physician recommendation of our products. Although we have not experienced low patency rates in our clinical trials, graft patency determined during the clinical trials conducted by us or other investigators may not be representative of the graft patency actually encountered during commercial use of our products. The surgical skill sets of investigators in our clinical trials may not be representative of the skills of future product users, which could negatively affect graft patency. In addition there may have been a selection bias in the patients, grafts and target vessels used during the clinical trials that positively affected graft patency. The patients included in the clinical trials may not be representative of the general patient population in the United States, which may have resulted in improved graft patency in patients enrolled in the clinical trials. Finally, patient compliance in terms of use of prescribed anticlotting medicines may have been higher in clinical trials than may occur during commercial use, thereby negatively affecting graft patency during commercial use.

Market acceptance of our products also depends on our ability to demonstrate consistent quality and safety of our products. For example, in the second quarter of fiscal year 2007 we initiated a voluntary recall of 55 units of our C-Port xA device from specific manufacturing lots. Internal testing had revealed a supplier manufacturing defect in a single component of the device in the most recently received incoming lots of this component. Only a portion of the C-Port xA devices in specific manufacturing lots were affected. A portion of the devices manufactured in the affected lot was utilized in patients prior to the recall. While we believe that the altered product does not present a hazard to patients, we may incur liabilities to patients in connection with these devices. This recall may impact physicians’ perception of our products.

Widespread use of our products will require the training of numerous physicians, and the time required to complete training could result in a delay or dampening of market acceptance. Even if the safety and efficacy of our products is established, physicians may elect not to use our products for a number of reasons beyond our control, including inadequate or no reimbursement from health care payors, physicians’ reluctance to perform anastomoses with an automated device, the introduction of competing devices by our competitors and pricing for our products. Failure of our products to achieve any significant market acceptance would have a material adverse effect on our business, financial condition and results of operations.

Because one customer accounts for a substantial portion of our product revenue, the loss of this significant customer would cause a substantial decline in our revenue.

We derive a substantial portion of our revenue from sales to Century, our distributor in Japan. The loss of Century as a customer would cause a decrease in revenue and, consequently, an increase in net loss. For fiscal years 2007 and 2006 and the first quarter of fiscal year 2008, sales to Century accounted for approximately 42% , 64% and 29%, respectively, of our total product revenue. We expect that Century will continue to account for a substantial portion of our revenue in the near term. As a result, if we lose Century as a customer, our revenue and net loss would be adversely affected. In addition, customers that have accounted for significant revenue in the past may not generate revenue in any future period. The failure to obtain new significant customers or additional orders from existing customers will materially affect our operating results.

If our competitors have products that are approved in advance of ours, marketed more effectively or demonstrated to be more effective than ours, our commercial opportunity will be reduced or eliminated and our business will be harmed.

The market for anastomotic solutions and cardiac bypass products is competitive. Competitors include a variety of public and private companies that currently offer or are developing cardiac surgery products generally and automated anastomotic systems specifically that would compete directly with ours.

We believe that the primary competitive factors in the market for medical devices used in the treatment of coronary artery disease include:

•	improved patient outcomes;

•	access to and acceptance by leading physicians;

•	product quality and reliability;

•	ease of use;

•	device cost-effectiveness;

•	training and support;

•	novelty;

•	physician relationships; and

•	sales and marketing capabilities.

We may be unable to compete successfully on the basis of any one or more of these factors, which could have a material adverse affect on our business, financial condition and results of operations.

A number of different technologies exist or are under development for performing anastomoses, including sutures, mechanical anastomotic devices, suture-based anastomotic devices and shunting devices. Currently, substantially all anastomoses are performed with sutures, and for the foreseeable future we believe that sutures will continue to be the principal alternative to our anastomotic products. Sutures are far less expensive than our automated anastomotic products, and other anastomotic devices may be less expensive than our own. Surgeons, who have been using sutures for their entire careers, may be reluctant to consider alternative technologies, despite potential advantages. Any resistance to change among practitioners could delay or hinder market acceptance of our products, which would have a material adverse effect on our business.

Cardiovascular diseases may also be treated by other methods that do not require anastomoses, including interventional techniques such as balloon angioplasty with or without the use of stents, pharmaceuticals, atherectomy catheters and lasers. Several of these alternative treatments are widely accepted in the medical community and have a long history of use. In addition, technological advances with other therapies for cardiovascular disease, such as drugs, or future innovations in cardiac surgery techniques could make other methods of treating this disease more effective or lower cost than bypass procedures. For example, the number of bypass procedures in the United States and other major markets has declined in recent years and is expected to decline in the years ahead because competing treatments are, in many cases, far less invasive and provide acceptable clinical outcomes. Many companies working on treatments that do not require anastomoses may have significantly greater financial, manufacturing, marketing, distribution, and technical resources and experience than we have. Many of our competitors have significantly greater financial resources and expertise in research and development, manufacturing, pre-clinical testing, clinical trials, obtaining regulatory clearance or approval and marketing approved products than we do. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. Our competitors may succeed in developing technologies and therapies that are more effective, better tolerated or less costly than any that we are developing or that would render our product candidates obsolete and noncompetitive. Our competitors may succeed in obtaining clearance or approval from the FDA and foreign regulatory authorities for their products sooner than we do for ours. We will also face competition from these third parties in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and patient enrollment for clinical trials and in acquiring and in-licensing technologies and products complementary to our programs or advantageous to our business.

We have limited manufacturing experience and may encounter difficulties in increasing production to provide an adequate supply to customers.

To date, our manufacturing activities have consisted primarily of producing limited quantities of our products for use in clinical studies and for commercial sales in Japan, Europe and the United States. Production in larger commercial quantities will require us to expand our manufacturing capabilities and to hire and train additional personnel. We may encounter difficulties in increasing our manufacturing capacity and in manufacturing larger commercial quantities, including:

•	maintaining product yields;

•	maintaining quality control and assurance;

•	providing component and service availability;

•	maintaining adequate control policies and procedures; and

•	hiring and retaining qualified personnel.

Difficulties encountered in increasing our manufacturing could have a material adverse effect on our business, financial condition and results of operations.

The manufacture of our products is a complex and costly operation involving a number of separate processes and components. In addition, the current unit costs for our products, based on limited manufacturing volumes, are very high, and it will be necessary to achieve economies of scale to become profitable. Certain of our manufacturing processes are labor intensive, and achieving significant cost reductions will depend in part upon reducing the time required to complete these processes. We cannot assure you that we will be able to achieve cost reductions in the manufacture of our products and, without these cost reductions, our business may never achieve profitability.

We have considered, and will continue to consider as appropriate, manufacturing in-house certain components currently provided by third parties, as well as implementing new production processes. Manufacturing yields or costs may be adversely affected by the transition to in-house production or to new production processes, when and if these efforts are undertaken, which would materially and adversely affect our business, financial condition and results of operations.

Our manufacturing facilities, and those of our suppliers, must comply with applicable regulatory requirements. Failure to obtain regulatory approval of our manufacturing facilities would harm our business and our results of operations.

Our manufacturing facilities and processes are subject to periodic inspections and audits by various U.S. federal, U.S. state and foreign regulatory agencies. For example, our facilities have been inspected by State of California regulatory authorities pursuant to granting a California Device Manufacturing License, but not, to date, by the FDA. Additionally, to market products in Europe, we are required to maintain ISO 13485:2003 certification and are subject to periodic surveillance audits. We are currently ISO 13485:2003 certified; however, our failure to maintain necessary regulatory approvals for our manufacturing facilities could prevent us from manufacturing and selling our products.

Additionally, our manufacturing processes and, in some cases, those of our suppliers are required to comply with the FDA’s Quality System Regulation, or QSR, which covers the procedures and documentation of the design, testing, production, control, quality assurance, labeling, packaging, storage and shipping of our products, including the PAS-Port, C-Port xA and C-Port Flex A systems. We are also subject to similar state requirements and licenses. In addition, we must engage in extensive record keeping and reporting and must make available our manufacturing facilities and records for periodic inspections by governmental agencies, including the FDA, state authorities and comparable agencies in other countries. If we fail a QSR inspection, our operations could be disrupted and our manufacturing interrupted. Failure to take adequate corrective action in response to an adverse QSR inspection could result in, among other things, a shut-down of our manufacturing operations, significant fines, suspension of product distribution or other operating restrictions, seizures or recalls of our device and criminal prosecutions, any of which would cause our business to suffer. Furthermore, our key component suppliers may not currently be or may not continue to be in compliance with applicable regulatory requirements, which may result in manufacturing delays for our products and cause our revenue to decline.

We may also be required to recall our products due to manufacturing supply defects. Our recall in fiscal 2007 had a negative impact on our revenue for the quarter ended December 31, 2006. If we issue additional recalls of our products in the future, our revenue and business could be further harmed.

If we are unable to establish sales and marketing capabilities or enter into and maintain arrangements with third parties to market and sell our products, our business may be harmed.

We are in the beginning stages of building a sales and marketing organization, and we have limited experience as a company in the sales, marketing and distribution of our products. Century is responsible for marketing and commercialization of the PAS-Port system in Japan. To promote our current and future products in the United States and Europe, we must develop our sales, marketing and distribution capabilities or make arrangements with third parties to perform these services. Competition for qualified sales personnel is intense. Developing a sales force is expensive and time consuming and could delay any product launch. We may be unable to establish and manage an effective sales force in a timely or cost-effective manner, if at all, and any sales force we do establish may not be capable of generating sufficient demand for our products. To the extent that we enter into arrangements with third parties to perform sales and marketing services, our product revenue may be lower than if we directly marketed and sold our products. We expect to rely on third-party distributors for substantially all of our international sales. If we are unable to establish adequate sales and marketing capabilities, independently or with others, we may not be able to generate significant revenue and may not become profitable.

We will need to increase the size of our organization, and we may experience difficulties in managing this growth.

As of September 30, 2007, we had 71 employees. We will need to continue to expand our managerial, operational, financial and other resources to manage and fund our operations and clinical trials, continue our research and development activities and commercialize our products. It is possible that our management and scientific personnel, systems and facilities currently in place may not be adequate to support this future growth. Our need to effectively manage our operations, growth and programs requires that we continue to improve our operational, financial and management controls, reporting systems and procedures and to attract and retain sufficient numbers of talented employees. We may be unable to successfully implement these tasks on a larger scale and, accordingly, may not achieve our research, development and commercialization goals.

We are dependent upon a number of key suppliers, including single source suppliers, the loss of which would materially harm our business.

We use or rely upon sole source suppliers for certain components and services used in manufacturing our products, and we utilize materials and components supplied by third parties with which we do not have any long-term contracts. In recent years, many suppliers have ceased supplying materials for use in implantable medical devices. We cannot assure you that materials required by us will not be restricted or that we will be able to obtain sufficient quantities of such materials or services in the future. Moreover, the continued use by us of materials manufactured by third parties could subject us to liability exposure. Because we do not have long-term contracts, none of our suppliers is required to provide us with any guaranteed minimum production levels.

We cannot quickly replace suppliers or establish additional new suppliers for some of these components, particularly due to both the complex nature of the manufacturing process used by our suppliers and the time and effort that may be required to obtain FDA clearance or approval or other regulatory approval to use materials from alternative suppliers. Any significant supply interruption or capacity constraints affecting our facilities or those of our suppliers would have a material adverse effect on our ability to manufacture our products and, therefore, a material adverse effect on our business, financial condition and results of operations.

We may in the future be a party to patent litigation and administrative proceedings that could be costly and could interfere with our ability to sell our products.

The medical device industry has been characterized by extensive litigation regarding patents and other intellectual property rights, and companies in the industry have used intellectual property litigation to gain a competitive advantage. We may become a party to patent infringement claims and litigation or interference proceedings declared by the U.S. Patent and Trademark Office to determine the priority of inventions. The defense and prosecution of these matters are both costly and time consuming. Additionally, we may need to commence proceedings against others to enforce our patents, to protect our trade secrets or know-how or to determine the enforceability, scope and validity of the proprietary rights of others. These proceedings would result in substantial expense to us and significant diversion of effort by our technical and management personnel.

We are aware of patents issued to third parties that contain subject matter related to our technology. We cannot assure you that these or other third parties will not assert that our products and systems infringe the claims in their patents or seek to expand their patent claims to cover aspects of our products and systems. An adverse determination in litigation or interference proceedings to which we may become a party could subject us to significant liabilities or require us to seek licenses. In addition, if we are found to willfully infringe third-party patents, we could be required to pay treble damages in addition to other penalties. Although patent and intellectual property disputes in the medical device area have often been settled through licensing or similar arrangements, costs associated with these arrangements may be substantial and could include ongoing royalties. We may be unable to obtain necessary licenses on satisfactory terms, if at all. If we do not obtain necessary licenses, we may be required to redesign our products to avoid infringement, and it may not be possible to do so effectively. Adverse determinations in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent us from, or delay us in, manufacturing and selling the C-Port xA, C-Port Flex A or PAS-Port systems or any other product we may develop, which would have a significant adverse impact on our business.

Intellectual property rights may not provide adequate protection, which may permit third parties to compete against us more effectively.

We rely upon patents, trade secret laws and confidentiality agreements to protect our technology and products. Our pending patent applications may not issue as patents or, if issued, may not issue in a form that will be advantageous to us. Any patents we have obtained or will obtain in the future might be invalidated or circumvented by third parties. If any challenges are successful, competitors might be able to market products and use manufacturing processes that are substantially similar to ours. We may not be able to prevent the unauthorized disclosure or use of our technical knowledge or other trade secrets by consultants, vendors or former or current employees, despite the existence generally of confidentiality agreements and other contractual restrictions. Monitoring unauthorized use and disclosure of our intellectual property is difficult, and we do not know whether the steps we have taken to protect our intellectual property will be adequate. In addition, the laws of many foreign countries may not protect our intellectual property rights to the same extent as the laws of the United States. To the extent that our intellectual property protection is inadequate, we are exposed to a greater risk of direct competition. In addition, competitors could purchase any of our products and attempt to replicate some or all of the competitive advantages we derive from our development efforts or design around our protected technology. If our intellectual property is not adequately protected against competitors’ products and methods, our competitive position could be adversely affected, as could our business.

We also rely upon trade secrets, technical know-how and continuing technological innovation to develop and maintain our competitive position. We require our employees, consultants and advisors to execute appropriate confidentiality and assignment-of-inventions agreements with us. These agreements typically provide that all materials and confidential information developed or made known to the individual during the course of the individual’s relationship with us be kept confidential and not disclosed to third parties except in specific circumstances and that all inventions arising out of the individual’s relationship with us shall be our exclusive property. These agreements may be breached, and in some instances, we may not have an appropriate remedy available for breach of the agreements. Furthermore, our competitors may independently develop substantially equivalent proprietary information and techniques, reverse engineer our information and techniques, or otherwise gain access to our proprietary technology.

Our products face the risk of technological obsolescence, which, if realized, could have a material adverse effect on our business.

The medical device industry is characterized by rapid and significant technological change. There can be no assurance that third parties will not succeed in developing or marketing technologies and products that are more effective than ours or that would render our technology and products obsolete or noncompetitive. Additionally, new, less invasive surgical procedures and medications could be developed that replace or reduce the importance of current procedures that use our products. Accordingly, our success will depend in part upon our ability to respond quickly to medical and technological changes through the development and introduction of new products. The relative speed with which we can develop products, complete clinical testing and regulatory clearance or approval processes, train physicians in the use of our products, gain reimbursement acceptance, and supply commercial quantities of the products to the market are expected to be important competitive factors. Product development involves a high degree of risk, and we cannot assure you that our new product development efforts will result in any commercially successful products. We have experienced delays in completing the development and commercialization of our planned products, and there can be no assurance that these delays will not continue or recur in the future. Any delays could result in a loss of market acceptance and market share.

We may not be successful in our efforts to expand our product portfolio, and our failure to do so could cause our business and prospects to suffer.

We intend to use our knowledge and expertise in anastomotic technologies to discover, develop and commercialize new applications in endoscopic surgery, general vascular surgery or other markets. However, the process of researching and developing anastomotic devices is expensive, time-consuming and unpredictable. Our efforts to create products for these new markets are at a very early stage, and we may never be successful in developing viable products for these markets. Even if our development efforts are successful and we obtain the necessary regulatory and reimbursement approvals, we cannot assure you that these or our other products will gain any significant degree of market acceptance among physicians, patients or health care payors. Accordingly, we anticipate that, for the foreseeable future, we will be substantially dependent upon the successful development and commercialization of anastomotic systems and instruments for cardiac surgery, mainly the PAS-Port, C-Port xA and C-Port Flex A systems. Failure by us to successfully develop and commercialize these systems for any reason, including failure to overcome regulatory hurdles or inability to gain any significant degree of market acceptance, would have a material adverse effect on our business, financial condition and results of operations.

We may be subject, directly or indirectly, to federal and state healthcare fraud and abuse laws and regulations and, if we are unable to fully comply with such laws, could face substantial penalties.

Our operations may be directly or indirectly affected by various broad state and federal healthcare fraud and abuse laws, including the federal healthcare program Anti-Kickback Statute, which prohibit any person from knowingly and willfully offering, paying, soliciting or receiving remuneration, directly or indirectly, to induce or reward either the referral of an individual, or the furnishing or arranging for an item or service, for which payment may be made under federal healthcare programs, such as the Medicare and Medicaid programs. Foreign sales of our products are also subject to similar fraud and abuse laws, including application of the U.S. Foreign Corrupt Practices Act. If our operations, including any consulting arrangements we may enter into with physicians who use our products, are found to be in violation of these laws, we or our officers may be subject to civil or criminal penalties, including large monetary penalties, damages, fines, imprisonment and exclusion from Medicare and Medicaid program participation. If enforcement action were to occur, our business and financial condition would be harmed.

We could be exposed to significant product liability claims, which could be time consuming and costly to defend, divert management attention, and adversely impact our ability to obtain and maintain insurance coverage. The expense and potential unavailability of insurance coverage for our company or our customers could adversely affect our ability to sell our products, which would adversely affect our business.

The testing, manufacture, marketing, and sale of our products involve an inherent risk that product liability claims will be asserted against us. Additionally, we are currently training physicians in the United States on the use of our C-Port xA and C-Port Flex A systems. During training, patients may be harmed, which could also lead to product liability claims. Product liability claims or other claims related to our products, or their off-label use, regardless of their merits or outcomes, could harm our reputation in the industry, reduce our product sales, lead to significant legal fees, and result in the diversion of management’s attention from managing our business. As of October 22, 2007, we were not aware of any existing product liability claims.

Although we maintain product liability insurance in the amount of $5,000,000, we may not have sufficient insurance coverage to fully cover the costs of any claim or any ultimate damages we might be required to pay. We may not be able to obtain insurance in amounts or scope sufficient to provide us with adequate coverage against all potential liabilities. Any product liability claims brought against us, with or without merit, could increase our product liability insurance rates or prevent us from securing continuing coverage. Product liability claims in excess of our insurance coverage would be paid out of cash reserves, harming our financial condition and adversely affecting our financial condition and operating results.

Some of our customers and prospective customers may have difficulty in procuring or maintaining liability insurance to cover their operations and use of the C-Port xA, C-Port Flex A or PAS-Port systems. Medical malpractice carriers are withdrawing coverage in certain states or substantially increasing premiums. If this trend continues or worsens, our customers may discontinue using the C-Port xA, C-Port Flex A or PAS-Port systems and potential customers may opt against purchasing the C-Port xA, C-Port Flex A or PAS-Port systems due to the cost or inability to procure insurance coverage.

We sell our systems internationally and are subject to various risks relating to these international activities, which could adversely affect our revenue.

To date, the majority of our product revenue has been attributable to sales in international markets. By doing business in international markets, we are exposed to risks separate and distinct from those we face in our domestic operations. Our international business may be adversely affected by changing economic conditions in foreign countries. Because most of our sales are currently denominated in U.S. dollars, if the value of the U.S. dollar increases relative to foreign currencies, our products could become more costly to the international customer and, therefore, less competitive in international markets, which could affect our results of operations. Engaging in international business inherently involves a number of other difficulties and risks, including:

•	export restrictions and controls relating to technology;

•	the availability and level of reimbursement within prevailing foreign healthcare payment systems;

•	pricing pressure that we may experience internationally;

•	required compliance with existing and changing foreign regulatory requirements and laws;

•	laws and business practices favoring local companies;

•	longer payment cycles;

•	difficulties in enforcing agreements and collecting receivables through certain foreign legal systems;

•	political and economic instability;

•	potentially adverse tax consequences, tariffs and other trade barriers;

•	international terrorism and anti-American sentiment;

•	difficulties and costs of staffing and managing foreign operations; and

•	difficulties in enforcing intellectual property rights.

Our exposure to each of these risks may increase our costs, impair our ability to market and sell our products and require significant management attention. We cannot assure you that one or more of these factors will not harm our business.

We are dependent upon key personnel, the loss of any of which could have a material adverse affect on our business.

Our business and future operating results depend significantly on the continued contributions of our key technical personnel and senior management, including those of our co-founder, CEO and President, Bernard Hausen, M.D., Ph.D. These services and individuals would be difficult or impossible to replace, and none of these individuals is subject to a post-employment non-competition agreement. While we are subject to certain severance obligations to Dr. Hausen, either he or we may terminate his employment at any time and for any lawful reason or for no reason. Our business and future operating results also depend significantly on our ability to attract and retain qualified management, manufacturing, technical, marketing, sales and support personnel for our operations. Competition for such personnel is intense, and there can be no assurance that we will be successful in attracting or retaining such personnel. Additionally, although we have key-person life insurance in the amount of $3.0 million on the life of Dr. Hausen, we cannot assure you that this amount would fully compensate us for the loss of Dr. Hausen’s services. The loss of key employees, the failure of any key employee to perform or our inability to attract and retain skilled employees, as needed, could materially adversely affect our business, financial condition and results of operations.

Our operations are currently conducted at a single location that may be at risk from earthquakes, terror attacks or other disasters.

We currently conduct all of our manufacturing, development and management activities at a single location in Redwood City, California, near known earthquake fault zones. We have taken precautions to safeguard our facilities, including insurance, health and safety protocols, and off-site storage of computer data. However, any future natural disaster, such as an earthquake, or a terrorist attack, could cause substantial delays in our operations, damage or destroy our equipment or inventory and cause us to incur additional expenses. A disaster could seriously harm our business and results of operations. Our insurance does not cover earthquakes and floods and may not be adequate to cover our losses in any particular case.

If we use hazardous materials in a manner that causes injury, we may be liable for damages.

Our research and development and manufacturing activities involve the use of hazardous materials. Although we believe that our safety procedures for handling and disposing of these materials comply with federal, state and local laws and regulations, we cannot entirely eliminate the risk of accidental injury or contamination from the use, storage, handling or disposal of these materials. We do not carry specific hazardous waste insurance coverage, and our property and casualty and general liability insurance policies specifically exclude coverage for damages and fines arising from hazardous waste exposure or contamination. Accordingly, in the event of contamination or injury, we could be held liable for damages or penalized with fines in an amount exceeding our resources, and our clinical trials or regulatory clearances or approvals could be suspended or terminated.

We may be subject to fines, penalties or injunctions if we are determined to be promoting the use of our products for unapproved or “off-label” uses.

If our products receive FDA clearance or approval, our promotional materials and training methods regarding physicians need to comply with FDA and other applicable laws and regulations. If the FDA determines that our promotional materials or training constitutes promotion of an unapproved use, it could request that we modify our training or promotional materials or subject us to regulatory enforcement actions, including the issuance of a warning letter, injunction, seizure, civil fine and criminal penalties. It is also possible that other federal, state or foreign enforcement authorities might take action if they consider our promotional or training materials to constitute promotion of an unapproved use, which could result in significant fines or penalties under other statutory authorities, such as laws prohibiting false claims for reimbursement. In that event, our reputation could be damaged and adoption of our products would be impaired.

Risks Related to Our Finances and Capital Requirements

We have a history of net losses, which we expect to continue for the foreseeable future, and we are unable to predict the extent of future losses or when we will become profitable, if at all.

We have incurred net losses since our inception in October 1997. As of September 30, 2007, our accumulated deficit was approximately $77.7 million. We expect to incur substantial additional losses until we can achieve significant commercial sales of our products, which depend upon a number of factors, including increased commercial sales of our C-Port xA and C-Port Flex A systems in the United States and receipt of regulatory clearance or approval and market adoption of our additional products in the United States. We commenced commercial sales of the C-Port system in Europe in 2004 and in the United States in 2006 and the PAS-Port system in Japan in 2004, and our short commercialization experience makes it difficult for us to predict future performance. Our failure to accurately predict financial performance may lead to volatility in our stock price.

Our cost of product revenue was 137% and 204% of our net product revenue for fiscal years 2007 and 2006, respectively. We expect to continue to have high costs of product revenue for the foreseeable future. In addition, we expect that our operating expenses will increase as we expand our commercialization efforts and devote resources to our sales and marketing, as well as conduct other research and development activities. If, over the long term, we are unable to reduce our cost of producing goods and expenses relative to our net revenue, we may not achieve profitability even if we are able to generate significant revenue from sales of the C-Port xA, C-Port Flex A and PAS-Port systems. Our failure to achieve and sustain profitability would negatively impact the market price of our common stock.

We currently lack a significant source of product revenue, and we may not become or remain profitable.

Our ability to become and remain profitable depends upon our ability to generate product revenue. Our ability to generate significant continuing revenue depends upon a number of factors, including:

•	achievement of U.S. regulatory clearance or approval for our additional products;

•	successful completion of ongoing clinical trials for our products; and

•	successful sales, manufacturing, marketing and distribution of our products.

For the first quarter of fiscal year 2008, sales of our products and development activities generated only $1.3 million of revenue. For fiscal year 2007, sales of our products and development activities generated only $3.5 million of revenue. For fiscal year 2006, sales of our products and development activities generated only $2.1 million of revenue. For fiscal year 2005, sales of our products and development activities generated only $2.1 million of revenue, 65% of which was from Guidant under agreements that are now terminated.

We do not anticipate that we will generate significant product revenue for the foreseeable future. If we are unable to generate significant product revenue, we will not become or remain profitable, and we may be unable to continue our operations.

We will need substantial additional funding and may be unable to raise capital when needed, which would force us to delay, reduce or eliminate our research and development programs or commercialization efforts.

Our development efforts have consumed substantial capital to date. We believe that our existing cash, cash equivalents and short-term investments, together with the anticipated net proceeds to us from this offering, along with cash that we expect to generate from operations, will be sufficient to meet our anticipated cash needs for working capital and capital expenditures through December 2009. Because we do not anticipate that we will generate significant product revenue for the foreseeable future, if at all, we will need to raise substantial additional capital to finance our operations in the future. Our future liquidity and capital requirements will depend upon, and could increase significantly as a result of, numerous factors, including:

•	market acceptance and adoption of our products;

•	our revenue growth;

•	costs associated with our sales and marketing initiatives and manufacturing activities;

•	costs of obtaining and maintaining FDA and other regulatory clearances and approvals for our products;

•	securing, maintaining and enforcing intellectual property rights;

•	the costs of developing marketing and distribution capabilities;

•	the extent of our ongoing research and development programs;

•	the progress of clinical trials; and

•	effects of competing technological and market developments.

Until we can generate significant continuing revenue, if ever, we expect to satisfy our future cash needs through public or private equity offerings, debt financings or corporate collaboration and licensing arrangements, as well as through interest income earned on cash balances. We cannot be certain that additional funding will be available on acceptable terms, or at all. The sale of additional equity or convertible debt securities could result in dilution to our stockholders. If additional funds are raised through the issuance of debt securities, these securities could have rights senior to those associated with our common stock and could contain covenants that would restrict our operations. Any corporate collaboration and licensing arrangements may require us to relinquish valuable rights. If adequate funds are not available, we may be required to delay, reduce the scope of or eliminate our commercialization efforts or one or more of our research and development programs.

If we do not generate sufficient cash flow through increased revenue or raising additional capital, then we may not be able to meet our debt obligation that becomes due in 2010.

As of September 30, 2007, we had an aggregate principal amount of approximately $2.0 million in notes payable to Century that are due in June 2010. This substantial indebtedness has and will continue to impact us by:

•	making it more difficult to obtain additional financing; and

•	constraining our ability to react quickly in an unfavorable economic climate.

Currently we are not generating positive cash flow. Adverse occurrences related to our product commercialization, development and regulatory efforts would adversely impact our ability to meet our obligations to repay the principal amounts on our notes when due in 2010. If we are unable to satisfy our debt service requirements, we may not be able to continue our operations. We may not generate sufficient cash from operations to repay our notes or satisfy any additional debt obligations when they become due and may have to raise additional financing from the sale of equity or debt securities, enter into commercial transactions or otherwise restructure our debt obligations. There can be no assurance that any such financing or restructuring will be available to us on commercially acceptable terms, if at all. If we are unable to restructure our obligations, we may be forced to seek protection under applicable bankruptcy laws. Any restructuring or bankruptcy could materially impair the value of our common stock.

Existing creditors have rights to our assets that are senior to our stockholders.

An existing arrangement with our current lender Century, as well as future arrangements with other creditors, allow or may allow these creditors to liquidate our assets, which may include our intellectual property rights, if we are in default or breach of our debt obligations for a continued period of time. The proceeds of any sale or liquidation of our assets under these circumstances would be applied first to any of our debt obligations and would have priority over any of our capital stock, including any liquidation preference of any preferred stock. After satisfaction of our debt obligations, we may have little or no proceeds left under these circumstances to distribute to the holders of our capital stock.

Our quarterly operating results and stock price may fluctuate significantly.

We expect our operating results to be subject to quarterly fluctuations. The revenue we generate, if any, and our operating results will be affected by numerous factors, many of which are beyond our control, including:

•	the rate of physician adoption of our products;

•	the results of clinical trials related to our products;

•	the introduction by us or our competitors, and market acceptance of, new products;

•	the results of regulatory and reimbursement actions;

•	the timing of orders by distributors or customers;

•	the expenditures incurred in the research and development of new products; and

•	competitive pricing.

Quarterly fluctuations in our operating results may, in turn, cause the price of our stock to fluctuate substantially.

Risks Related to Our Common Stock

The price of our common stock may continue to be volatile, and the value of an investment in our common stock may decline.

We sold shares of common stock in our IPO in February 2006 at a price of $10.00 per share, and our stock has subsequently traded as low as $3.84 per share. An active and liquid trading market for our common stock may not develop or be sustained. Factors that could cause volatility in the market price of our common stock include, but are not limited to:

•	market acceptance and adoption of our products;

•	regulatory clearance or approvals of our products;

•	volume and timing of orders for our products;

•	changes in earnings estimates, investors’ perceptions, recommendations by securities analysts or our failure to achieve analysts’ earning estimates;

•	quarterly variations in our or our competitors’ results of operations;

•	general market conditions and other factors unrelated to our operating performance or the operating performance of our competitors;

•	the announcement of new products or product enhancements by us or our competitors;

•	announcements related to patents issued to us or our competitors and to litigation; and

•	developments in our industry.

In addition, the stock prices of many companies in the medical device industry have experienced wide fluctuations that have often been unrelated to the operating performance of those companies. These factors may materially and adversely affect the market price of our common stock.

The ownership of our common stock is highly concentrated, and your interests may conflict with the interests of our existing stockholders.

Our executive officers and directors and their affiliates, together with our current significant stockholders, beneficially owned approximately 47% of our outstanding common stock as of September 30, 2007 and will own approximately 26% of our outstanding common stock after the completion of this offering. Accordingly, these stockholders have significant influence over the outcome of corporate actions requiring stockholder approval and continue to have significant influence over our operations. The interests of these stockholders may be different than the interests of other stockholders on these matters. This concentration of ownership could also have the effect of delaying or preventing a change in our control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which in turn could reduce the price of our common stock.

Evolving regulation of corporate governance and public disclosure will result in additional expenses and continuing uncertainty.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations and The Nasdaq Stock Market rules are creating uncertainty for public companies. We are presently evaluating and monitoring developments with respect to new and proposed rules and cannot predict or estimate the amount of the additional compliance costs we may incur or the timing of such costs. These new or changed laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and as a result, their application in practice may evolve over time as new guidance is provided by courts and regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. Maintaining appropriate standards of corporate governance and public disclosure will result in increased general and administrative expenses and a diversion of management time and attention from product-generating and revenue-generating activities to compliance activities. In addition, if we fail to comply with new or changed laws, regulations and standards, regulatory authorities may initiate legal proceedings against us and our business and reputation may be harmed.

If we sell shares of our common stock in future financings, common stockholders may experience immediate dilution and, as a result, our stock price may decline.

We may from time to time issue additional shares of common stock at a discount from the current trading price of our common stock. As a result, our common stockholders would experience immediate dilution upon the purchase of any shares of our common stock sold at such discount. In addition, as opportunities present themselves, we may enter into financing or similar arrangements in the future, including the issuance of debt securities, preferred stock or common stock. If we issue common stock or securities convertible into common stock, our common stockholders could experience dilution and our stock price may decline.

Our future operating results may be below securities analysts’ or investors’ expectations, which could cause our stock price to decline.

The revenue and income potential of our products and our business model are unproven, and we may be unable to generate significant revenue or grow at the rate expected by securities analysts or investors. In addition, our costs may be higher than we, securities analysts or investors expect. If we fail to generate sufficient revenue or our costs are higher than we expect, our results of operations will suffer, which in turn could cause our stock price to decline. Our results of operations will depend upon numerous factors, including:

•	FDA or other regulatory clearance or approval of our PAS-Port system, future generations of our C-Port system or our other products;

•	demand for our products;

•	the performance of third-party contract manufacturers and component suppliers;

•	our ability to develop sales and marketing capabilities;

•	our ability to develop, introduce and market new or enhanced versions of our products on a timely basis; and

•	our ability to obtain and protect proprietary rights.

Our operating results in any particular period may not be a reliable indication of our future performance. In some future quarters, our operating results may be below the expectations of securities analysts or investors. If this occurs, the price of our common stock will likely decline.

Anti-takeover defenses that we have in place could prevent or frustrate attempts to change our direction or management.

Provisions of our certificate of incorporation and bylaws and applicable provisions of Delaware law may make it more difficult for or prevent a third party from acquiring control of us without the approval of our board of directors. These provisions:

•	limit who may call a special meeting of stockholders;

•	establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon at stockholder meetings;

•	prohibit cumulative voting in the election of our directors, which would otherwise permit less than a majority of stockholders to elect directors;

•	prohibit stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders; and

•	provide our board of directors with the ability to designate the terms of and issue a new series of preferred stock without stockholder approval.

In addition, Section 203 of the Delaware General Corporation Law generally prohibits us from engaging in any business combination with certain persons who own 15% or more of our outstanding voting stock or any of our associates or affiliates who at any time in the past three years have owned 15% or more of our outstanding voting stock. These provisions may have the effect of entrenching our management team and may deprive you of the opportunity to sell your shares to potential acquirors at a premium over prevailing prices. This potential inability to obtain a control premium could reduce the price of our common stock.

We may become involved in securities class action litigation that could divert management’s attention and harm our business.

The stock market in general, the Nasdaq Global Market and the market for medical device companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Further, the market prices of securities of medical device companies have been particularly volatile. These broad market and industry factors may materially harm the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market price of a particular company’s securities, securities class action litigation has often been brought against that company. We may become involved in this type of litigation in the future. Litigation often is expensive and diverts management’s attention and resources, which could materially harm our financial condition and results of operations.

We have never paid dividends on our capital stock, and we do not anticipate paying any cash dividends in the foreseeable future.

We have paid no cash dividends on any of our classes of capital stock to date, and we currently intend to retain our future earnings to fund the development and growth of our business. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

USE OF PROCEEDS

We estimate that our net proceeds from the sale of shares by us in this offering will be approximately $15.5 million, based on the assumed public offering price of $11.28 per share, the last reported sale price of our common stock on the Nasdaq Global Market on October 26, 2007, and after deducting the estimated underwriting discount and estimated offering expenses payable by us. A $1.00 increase (decrease) in the assumed public offering price of $11.28 per share would increase (decrease) the net proceeds to us from this offering by approximately $1.4 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus supplement, remains the same. We may also increase or decrease the number of shares we are offering. An increase of one hundred thousand shares in the number of shares offered by us would increase the net proceeds to us from this offering by approximately $1.1 million. Similarly, a decrease of one hundred thousand shares in the number of shares offered by us would decrease the net proceeds to us from this offering by approximately $1.1 million. We do not expect that a change in the offering price or the number of shares by these amounts would have a material effect on our uses of the proceeds from this offering, although it may impact the amount of time prior to which we will need to seek additional capital. We will not receive any proceeds from the sale of shares by the selling stockholder.

We intend to use the net proceeds we receive from this offering for working capital and general corporate purposes.

PRICE RANGE OF COMMON STOCK

Our common stock is traded on the Nasdaq Global Market under the symbol “CRDC.” The table below sets forth the high and low sales prices for our common stock on the Nasdaq Global Market or predecessor markets for the fiscal periods indicated.

	Fiscal 2006				Fiscal 2007		Fiscal 2008
Quarter	Low		High		Low	High	Low		High

First Quarter	—		—		$3.95	$8.05	$5.08		$12.04
Second Quarter	—		—		3.84	9.62	9.15	(2)	15.15	(2)
Third Quarter	$7.75	(1)	$10.59	(1)	4.10	6.10	—		—
Fourth Quarter	5.75		8.59		4.80	6.45	—		—

(1)	From February 6, 2006, the first date on which our common stock was traded on the predecessor to the Nasdaq Global Market, through March 31, 2006.

(2)	Through October 26, 2007.

On October 26, 2007, the last reported sale price of our common stock on the Nasdaq Global Market was $11.28 per share. At September 30, 2007, the approximate number of stockholders of record was 107.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We currently intend to retain earnings, if any, to support the development of our business and do not anticipate paying cash dividends for the foreseeable future.

DILUTION

Our net tangible book value on September 30, 2007 was approximately $18.7 million, or approximately $1.37 per share. Net tangible book value per share is equal to the amount of our total tangible assets, less total liabilities, divided by the aggregate number of shares of common stock outstanding as of September 30, 2007. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of our common stock immediately after this offering. After giving effect to the sale of 1,500,000 shares of common stock in this offering at an assumed public offering price of $11.28 per share, and after deducting the estimated underwriting discount and estimated offering expenses payable by us, our net tangible book value on September 30, 2007 would have been approximately $34.1 million, or approximately $2.26 per share. This represents an immediate dilution of $9.02 per share to new investors purchasing shares of common stock in this offering. The following table illustrates this dilution:

Assumed public offering price per share		$11.28
Net tangible book value per share as of September 30, 2007	$1.37
Increase per share attributable to new investors	0.89

As adjusted net tangible book value per share as of September 30, 2007 after giving effect to this offering		2.26

Dilution per share to new investors		$9.02

A $1.00 increase in the assumed public offering price of $11.28 per share would increase our as adjusted net tangible book value by $1.4 million, or $0.09 per share, and the dilution in net tangible book value per share to investors in this offering would be $9.93 per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus supplement, remains the same and after deducting the estimated underwriting discount and estimated offering expenses payable by us. Similarly, a $1.00 decrease in the assumed public offering price of $11.28 per share would decrease our as adjusted net tangible book value by $1.4 million, or $0.10 per share, and the dilution in net tangible book value per share to investors in this offering would be $8.12 per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus supplement, remains the same and after deducting the estimated underwriting discount and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. An increase of one hundred thousand shares in the number of shares offered by us would result in an as adjusted net tangible book value of approximately $35.2 million, or $2.31 per share, and the dilution in net tangible book value per share to investors in this offering would be $8.97 per share. Similarly, a decrease of one hundred thousand shares in the number of shares offered by us would result in an as adjusted net tangible book value of approximately $33.1 million, or $2.20 per share, and the dilution in net tangible book value per share to investors in this offering would be $9.08 per share. The as adjusted information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

The foregoing discussion and table do not take into account further dilution to new investors that could occur upon the exercise of outstanding options and warrants having a per share exercise price less than the per share offering price to the public in this offering. As of September 30, 2007, there were:

•	1,280,656 additional shares of common stock issuable upon the exercise of outstanding options at a weighted average exercise price of $4.68 per share;

•	731,860 additional shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $6.58 per share; and

•	136,026 additional shares of common stock reserved for future grants, awards or sale under our 2005 Equity Incentive Plan.

SELLING STOCKHOLDER

The table below sets forth information as of September 30, 2007 relating to the number of shares of our common stock owned by the selling stockholder, the number of shares being offered under this prospectus supplement and the accompanying prospectus and the number of shares of our common stock to be owned by the selling stockholder after this offering is completed, assuming that all offered shares are sold as contemplated herein.

Ownership is based upon information provided by the selling stockholder. The percent of common stock beneficially owned before this offering is based upon 13,623,624 shares of our common stock outstanding as of September 30, 2007, which includes the shares offered under this prospectus supplement and the accompanying prospectus by the selling stockholder.

	Number of			Number of
	Shares of	Percent of		Shares of	Percent of
	Common Stock	Common Stock	Number of	Common Stock	Common Stock
	Beneficially	Beneficially	Shares of	Beneficially	Beneficially
	Owned Before	Owned Before	Common Stock	Owned After	Owned After
Name	the Offering	this Offering	Offered	the Offering	the Offering

Guidant Investment Corporation	2,579,795	18.9%	2,579,795	—	—

UNDERWRITING

The underwriters named below have severally agreed, subject to the terms and conditions set forth in the underwriting agreement by and among the underwriters, the selling stockholder and us, to purchase from us and the selling stockholder the respective number of shares of common stock set forth opposite each underwriter’s name in the table below. William Blair & Company, L.L.C. is acting as lead manager and Allen & Company LLC, Needham & Company, LLC and Merriman Curhan Ford & Co. are acting as co-managers for this offering.

Underwriter	Number of Shares

William Blair & Company, L.L.C.
Allen & Company LLC
Needham & Company, LLC
Merriman Curhan Ford & Co.

Total	4,079,795

This offering will be underwritten on a firm commitment basis. In the underwriting agreement, the underwriters have agreed, subject to the terms and conditions set forth therein, to purchase the shares of common stock being sold pursuant to this prospectus supplement at a price per share equal to the public offering price less the underwriting discount specified on the cover page of this prospectus supplement. According to the terms of the underwriting agreement, the underwriters either will purchase all of the shares or none of them. In the event of default by any underwriter, in certain circumstances, the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

The representatives of the underwriters have advised us that the underwriters propose to offer the common stock to the public initially at the public offering price set forth on the cover page of this prospectus supplement and to selected dealers at such price less a concession of not more than $      per share. The underwriters may allow, and such dealers may re-allow, a concession not in excess of $      per share to certain other dealers. The underwriters will offer the shares subject to prior sale and subject to receipt and acceptance of the shares by the underwriters. The underwriters may reject any order to purchase shares in whole or in part. The underwriters expect that we and the selling stockholder will deliver the shares to the underwriters through the facilities of The Depository Trust Company in New York, New York on or about          , 2007. At that time, the underwriters will pay us and the selling stockholder for the shares in immediately available funds. After commencement of the public offering, the representative may change the public offering price and other selling terms.

We have granted the underwriters an option, exercisable within 30 days after the date of this prospectus supplement, to purchase from us up to an aggregate of 611,969 additional shares of common stock at the same price per share to be paid by the underwriters for the other shares offered hereby solely for the purpose of covering over-allotments, if any. If the underwriters purchase any such additional shares pursuant to this option, each of the underwriters will be committed to purchase such additional shares in approximately the same proportion as set forth in the table above. The underwriters may exercise the option only for the purpose of covering excess sales, if any, made in connection with the distribution of the shares of common stock offered hereby. The underwriters will offer any additional shares that they purchase on the terms described in the preceding paragraph.

The following table summarizes the compensation to be paid by us and the selling stockholder to the underwriters. This information assumes either no exercise or full exercise by the underwriters of their over-allotment option:

Without
	Per Share	Over-Allotment	With Over-Allotment

Public offering price	$	$	$
Underwriting discount paid by us	$	$	$
Underwriting discount paid by selling stockholder	$	$	$
Proceeds, before expenses, to us	$	$	$
Proceeds, before expenses, to selling stockholder	$	$	$

We estimate that our total expenses for this offering, excluding the underwriting discount, will be approximately $440,000.

We and each of our directors, executive officers and the selling stockholder have agreed, subject to limited exceptions described below, for a period of 90 days after the date of this prospectus supplement, not to, without the prior written consent of William Blair & Company, L.L.C.:

•	directly or indirectly, offer, sell, contract to sell, pledge or otherwise dispose of any shares of common stock or securities convertible into or exchangeable or exercisable for common stock (or enter into any transaction that would have the same effect);

•	enter into swap, hedge or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any common stock; or

•	publicly disclose the intention to do any of the foregoing.

The 90-day lock-up period will be extended if (1) we release earnings results or material news or a material event relating to our company occurs during the last 17 days of the lock-up period, or (2) prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period. In either case, the lock-up period will be extended for 18 days after the date of the release of the earnings results or the occurrence of the material news or material event.

This agreement does not extend to (i) bona fide gifts, (ii) transfers to immediate family members or to any trust, the beneficiaries of which are the transferor and/or his or her immediate family members (other than a disposition for value), (iii) distributions (other than for value) to partners or stockholders of a transferor that is a partnership or corporation, or (iv) entry into written trading plans designed to comply with Rule 10b5-1(c) of the Securities Exchange Act of 1934, as amended, provided in each case described in ‘‘(i)” through “(iii)” that the recipient of those shares agrees to be bound by the foregoing restrictions for the duration of the 90 days (or longer if extended pursuant to the terms outlined in the preceding paragraph), and provided in the case described in “(iv)” that no sales or other transfers occur under such plans during the duration of the 90 days (or longer if extended pursuant to the terms outlined in the preceding paragraph). In determining whether to consent to a transaction prohibited by these restrictions, William Blair & Company, L.L.C. will take into account various factors, including the number of shares requested to be sold, the anticipated manner and timing of sale, the potential impact of the sale on the market for the common stock, the restrictions on publication of research reports that would be imposed by the rules of the Financial Industry Regulatory Authority and market conditions generally. We may grant options and issue common stock under existing stock option plans and issue unregistered shares in connection with any outstanding convertible securities or options during the lock-up period.

We and the selling stockholder have agreed to indemnify the underwriters and their controlling persons against certain liabilities for misstatements in the registration statement of which this prospectus supplement forms a part, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

The representatives have informed us that, without client authorization, the underwriters will not confirm sales to their client accounts as to which they have discretionary authority. The representatives have also informed us that the underwriters intend to deliver all copies of this prospectus supplement and the accompanying base prospectus via electronic means, via hand delivery or through mail or courier services.

In connection with this offering, the underwriters and other persons participating in this offering may engage in transactions that affect the market price of the common stock. These may include stabilizing and over-allotment transactions and purchases to cover syndicate short positions. Stabilizing transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock. An over-allotment involves selling more shares of common stock in this offering than are specified on the cover page of this prospectus supplement, which results in a syndicate short position. The underwriters may cover this short position by purchasing common stock in the open market or by exercising all or part of their over-allotment option. In addition, the representatives may impose a penalty bid. This allows the representatives to reclaim the selling concession allowed to an underwriter or selling group member if shares of common stock sold by such underwriter or selling group member in this offering are repurchased by the representatives in stabilizing or syndicate short covering transactions. These transactions, which may be effected on the Nasdaq Global Market or otherwise, may stabilize, maintain or otherwise affect the market price of the common stock and could cause the price to be higher than it would be without these transactions. The underwriters and other participants in this offering are not required to engage in any of these activities and may discontinue any of these activities at any time without notice. We and the underwriters make no representation or prediction as to whether the underwriters will engage in such transactions or choose to discontinue any transactions engaged in or as to the direction or magnitude of any effect that these transactions may have on the price of the common stock.

As of September 30, 2007, Allen & Company Incorporated owned 417,938 shares of our common stock and warrants currently exercisable for an aggregate of 32,146 shares of our common stock. Additionally, Allen & Company Incorporated holds warrants that will be exercisable after December 11, 2007 for an aggregate of 48,450 shares of our common stock. One of our directors, John Simon, is a managing director of Allen & Company LLC.

In the ordinary course of business, some of the underwriters and their affiliates have provided, and may in the future provide, investment banking, commercial banking and other services to us and the selling stockholder for which they may receive customary fees or other compensation.

LEGAL MATTERS

The validity of the issuance of the shares of common stock offered hereby has been passed upon for us by Cooley Godward Kronish LLP, Palo Alto, California. Vedder, Price, Kaufman & Kammholz, P.C., Chicago, Illinois will act as counsel for the underwriters.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our financial statements included in our Annual Report on Form 10-K for the year ended June 30, 2007, as set forth in their report, which is incorporated by reference in this prospectus supplement and the accompanying prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are incorporating by reference in this prospectus supplement the documents we file with the SEC. This means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede the information contained in this prospectus supplement. We incorporate by reference the following information or documents that we have filed with the SEC (Commission File No. 000-51772):

•	our annual report on Form 10-K for the year ended June 30, 2007 filed with the SEC on September 19, 2007 (the “2007 Form 10-K”);

•	the information specifically incorporated by reference into our 2007 Form 10-K from our definitive proxy statement on Schedule 14A filed with the SEC on October 12, 2007;

•	our current report on Form 8-K filed with the SEC on July 2, 2007;

•	our current report on Form 8-K filed with the SEC on September 24, 2007;

•	our current report on Form 8-K filed with the SEC on October 12, 2007; and

•	the description of our common stock, which is registered under Section 12 of the Exchange Act, in our registration statement on Form 8-A, filed with the SEC on February 2, 2006, including any amendments or reports filed for the purpose of updating such description.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus supplement and the accompanying prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of the offering of the securities made by this prospectus supplement and the accompanying prospectus. Information in such future filings updates and supplements the information provided in this prospectus supplement and the accompanying prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

We will provide to each person, including any beneficial owner, to whom this prospectus supplement and the accompanying prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus supplement and the accompanying prospectus but not delivered with the prospectus supplement and the accompanying prospectus, including exhibits which are specifically incorporated by reference into such documents. You should direct any requests for documents to Cardica, Inc., Attention: Corporate Secretary, 900 Saginaw Drive, Redwood City, California 94063; telephone number: (650) 364-9975.

PROSPECTUS

Common Stock

From time to time, we may offer and sell shares of common stock in amounts, at prices and on terms described in one or more supplements to this prospectus, to be determined at or prior to the time of sale, up to $40,000,000. In addition, the selling stockholder named under the caption “Selling Stockholder” may offer from time to time up to an aggregate of 2,579,795 shares of our common stock. We will receive no proceeds from the sale of shares sold by the selling stockholder under this prospectus.

We will provide specific terms of these offerings and securities in one or more supplements to this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus. You should read this prospectus, the applicable prospectus supplement and any related free writing prospectus carefully before buying any of the securities being offered.

Our common stock is traded on the Nasdaq Global Market under the symbol “CRDC.” On October 12, 2007, the last reported sale price of our common stock on the Nasdaq Global Market was $13.20. The applicable prospectus supplement will contain information, where applicable, as to any other listing, if any, on the Nasdaq Global Market or any securities market or other exchange of the securities covered by the applicable prospectus supplement.

Investing in our common stock involves risks. You should review carefully the risks and uncertainties described under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus.

This prospectus may not be used to consummate a sale of any securities unless accompanied by a prospectus supplement.

The securities may be sold directly by us to investors, through agents designated from time to time or to or through underwriters or dealers, on a continuous or delayed basis. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus. If any agents or underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such agents or underwriters and any applicable fees, commissions, discounts and over-allotment options will be set forth in a prospectus supplement. The price to the public of such securities and the net proceeds that we expect to receive from such sale will also be set forth in a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 19, 2007.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, referred to as the SEC, utilizing a “shelf” registration process. Under this shelf registration process, we and the selling stockholder may offer shares of our common stock in one or more offerings. The total dollar amount of shares we may offer is $40,000,000, and the total number of shares of our common stock the selling stockholder, Guidant Investment Corporation, may offer is 2,579,795. This prospectus provides you with a general description of the securities we and Guidant Investment Corporation may offer. We will provide a prospectus supplement that contains specific information about any offering by us or Guidant Investment Corporation. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. This prospectus, together with applicable prospectus supplements and any related free writing prospectuses, includes all material information relating to these offerings. We may also add, update or change in the prospectus supplement (and in any related free writing prospectus that we may authorize to be provided to you) any of the information contained in this prospectus or in the documents that we have incorporated by reference into this prospectus. We urge you to read carefully this prospectus, any applicable prospectus supplement and any related free writing prospectus, together with the information incorporated herein by reference as described under the heading “Where You Can Find Additional Information,” before buying any of the securities being offered. THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE A SALE OF SECURITIES UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

You should rely only on the information we have provided or incorporated by reference in this prospectus, any applicable prospectus supplement and any related free writing prospectus that we may authorize to be provided to you. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus that we may authorize to be provided to you. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of a security.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find Additional Information.”

Cardica, Inc., the Cardica, Inc. logo and all other Cardica names are trademarks of Cardica, Inc. in the United States and in other selected countries. All other brand names or trademarks included or incorporated by reference into this prospectus, any applicable prospectus supplement or any related free writing prospectus are the property of their respective holders.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “Cardica,” “we,” “our” or similar references mean Cardica, Inc.

CARDICA, INC.

We design and manufacture proprietary automated anastomotic systems used by surgeons to perform coronary artery bypass surgery. In coronary artery bypass grafting, or CABG, procedures veins or arteries are used to construct alternative conduits to restore blood flow beyond narrowed or occluded portions of coronary arteries, “bypassing” the narrowed or occluded portion of the artery that is impairing blood flow to the heart muscle. Our first two systems, the C-Port® Distal Anastomosis System, or C-Port system, and the PAS-Port® Proximal Anastomosis

System, or PAS-Port system, provide cardiovascular surgeons with easy-to-use automated systems to perform consistent, rapid and reliable connections, or anastomoses, of the vessels, which surgeons generally view as the most critical aspect of the bypass procedure. Our C-Port systems are each used to perform a distal anastomosis, which is the connection of a bypass graft vessel to the occluded vessel downstream of the occlusion. Our PAS-Port system is used to perform a proximal anastomosis, which is the connection of a bypass graft vessel to the aorta, the source of blood for the bypass. We currently sell C-Port systems in the United States and Europe, and the PAS-Port system in Europe and in Japan through our distributor, Century Medical, Inc. Our strategy is to further enhance and leverage our technology to develop additional automated anastomotic systems that facilitate the performance of minimally invasive endoscopic coronary bypass surgery, as well as automated systems to be used in other surgical applications, such as vascular closure.

We were incorporated in Delaware in October 1997 as Vascular Innovations, Inc., and changed our name to Cardica, Inc., in November 2001. Our principal executive offices are located at 900 Saginaw Drive, Redwood City, California 94063 and our telephone number is (650) 364-9975. Our website address is www.cardica.com. The information contained in, or that can be accessed through, our website is not part of this prospectus.

RISK FACTORS

Investing in our securities involves risks. You should review carefully the risks and uncertainties described under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve known and unknown risks, uncertainties and other important factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These forward-looking statements include, but are not limited to, statements about:

•	our expectations regarding regulatory approvals;

•	adoption of our products by cardiothoracic surgeons;

•	our strategy, including our plans with respect to presenting clinical data and initiating clinical trials;

•	our research and development programs, including clinical testing;

•	sufficiency of our cash resources;

•	revenue from partnering arrangements;

•	our research and development and other expenses; and

•	our operations and legal risks.

In some cases, forward-looking statements can be identified by words such as “expect,” “anticipate,” “intend,” “believe,” “hope,” “assume,” “estimate,” “plan,” “will” and other similar words and expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. These forward-looking statements are statements about our beliefs, intent or expectations, primarily with respect to our operations and related industry developments and involve risks and uncertainties that could cause our actual results to differ materially from those in the forward-looking statements. We discuss many of these risks, uncertainties and other important factors in greater detail under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and in our most recent annual report on Form 10-K and in our most recent quarterly report on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC. Given these risks, uncertainties and other important factors, you should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions only as of the date such forward-looking statements are made. You should read carefully both this prospectus, the applicable prospectus supplement and any related free writing prospectus, together with the information incorporated herein by reference as described under the heading “Where You Can Find Additional Information,” completely and with the understanding that our actual future results may be materially different from what we expect.

Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

USE OF PROCEEDS

Except as described in any prospectus supplement or in any related free writing prospectus that we may authorize to be provided to you, we currently intend to use the net proceeds from sales of common stock offered by us for general corporate purposes, which may include research and development and repayment of indebtedness outstanding from time to time. We may also use a portion of the net proceeds to acquire or invest in businesses, products and technologies that are complementary to our own, although we currently are not planning or negotiating any such transactions. Pending these uses, the net proceeds will be invested in investment-grade, interest-bearing securities.

We will not receive any proceeds from the sale of shares of common stock by the selling stockholder.

SELLING STOCKHOLDER

Guidant Investment Corporation, the selling stockholder, is our largest investor, having invested an aggregate of approximately $14.0 million in our preferred stock in June 2002 and August 2003, which shares were converted into an aggregate of 1,147,245 shares of our common stock upon completion of our initial public offering. Additionally, in 2003 we borrowed $10.3 million from Guidant Investment Corporation and issued promissory notes, referred to as the Notes. In connection with this loan, and for a fee of $250,000, we granted Guidant Investment Corporation a right to negotiate exclusively to acquire us and also agreed not to enter into any change-in-control transaction during the period between the signing of the strategic agreement and November 2004. The exclusive negotiation right terminated in November 2004. In November 2006, we entered into a note conversion agreement with Guidant Investment Corporation pursuant to which it converted $7.2 million of the outstanding principal amount under the Notes into an aggregate of 1,432,550 shares of our common stock. The remaining principal balance of $3.1 million along with accrued interest of approximately $2.7 million was paid in cash to Guidant Investment Corporation in full satisfaction of all amounts owing under the Notes, and the Notes were cancelled. We have also granted to Guidant Investment Corporation certain registration rights pursuant to investor rights agreements initially entered into in June 2002 and in November 2006, each of which has been amended. Additionally, we had commercial agreements with Guidant Corporation, an affiliate of Guidant Investment Corporation, all of which terminated during or prior to our fiscal year ended June 30, 2005.

This prospectus covers up to an aggregate of all 2,579,795 shares of our common stock held by Guidant Investment Corporation and any additional shares that may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions, collectively referred to as the Shares.

Except as otherwise disclosed in this prospectus, Guidant Investment Corporation does not have and, within the past three fiscal years has not had, any position, office or other material relationship with us.

Guidant Investment Corporation may from time to time sell some, all or none of the Shares. In addition, Guidant Investment Corporation may sell, transfer or otherwise dispose of a portion of the Shares in transactions exempt from the registration requirements of the Securities Act. See “Plan of Distribution.” We do not know how long Guidant Investment Corporation will hold the Shares before selling them. We currently have no agreements, arrangements or understandings with Guidant Investment Corporation regarding the sale of any of the Shares other than as set forth in the registration rights agreements associated with the preferred stock purchase agreements and the note conversion agreement.

The table below sets forth information as of September 30, 2007 relating to the number of shares of our common stock owned by Guidant Investment Corporation, the number of shares that may be offered under this prospectus and the number of shares of our common stock to be owned by Guidant Investment Corporation after this offering is completed, assuming that all offered Shares are sold as contemplated herein. The number of shares in the column “Number of Shares Being Offered” represents all of the shares of our common stock that Guidant Investment Corporation may offer under this prospectus.

Ownership is based upon information provided by Guidant Investment Corporation, Schedules 13D or 13G or other public documents filed with the SEC. The percentage of shares owned after the offering is based upon 13,623,624 shares of our common stock outstanding as of September 30, 2007, which includes the Shares offered by this prospectus by Guidant Investment Corporation but excludes any shares that may be offered by us pursuant to this prospectus.

Guidant Investment Corporation may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of the Shares since the date on which the information in the table below is presented. Information about Guidant Investment Corporation may change over time.

	Shares of Common Stock	Number of Shares	Shares Owned After Offering(1)
Name	Owned Prior to Offering	Being Offered(1)	Number	Percent

Guidant Investment Corporation	2,579,795	2,579,795	—	—

(1)	Assumes the sale of all Shares offered by Guidant Investment Corporation under this prospectus

PLAN OF DISTRIBUTION

We or the selling stockholder may sell the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. We or the selling stockholder may sell the securities through underwriters or dealers, through agents, or directly to one or more purchasers. We or the selling stockholder may distribute securities from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

A prospectus supplement or supplements will describe the terms of the offering of the securities, including:

•	the name or names of any underwriters, if any;

•	the purchase price of the securities and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities may be listed.

Only underwriters named in the prospectus supplement are underwriters of the securities offered by the prospectus supplement.

If underwriters are used in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We or the selling stockholder may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement, other than securities covered by any over-allotment option. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. We or the selling stockholder may use underwriters with whom we have or the selling stockholder has a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

We or the selling stockholder may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we or the selling stockholder will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, any such agent will act on a best-efforts basis for the period of its appointment.

We or the selling stockholder may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us or from the selling stockholder at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we or the selling stockholder must pay for solicitation of these contracts in the prospectus supplement.

We or the selling stockholder may provide agents and underwriters with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to these liabilities. Agents and underwriters may engage in transactions with, or perform services for, us or the selling stockholder in the ordinary course of business.

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the common stock originally sold by the dealer is purchased in a covering transaction to cover short positions. Those activities may cause the price of the common stock to be higher than it would be otherwise. If commenced, the underwriters may discontinue any of the activities at any time.

Any underwriters that are qualified market makers on the Nasdaq Global Market may engage in passive market making transactions in the common stock on the Nasdaq Global Market in accordance with Regulation M under the Exchange Act, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

In addition, we and the selling stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of our and the selling stockholder’s purchases and sales of the shares. We will make copies of this prospectus available to the selling stockholder and have informed it of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

Certain underwriters, dealers or agents and their associates may engage in transactions with and perform services for us or the selling stockholder in the ordinary course of our business.

In connection with the sale of shares or interests therein, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may, in turn, engage in short sales of shares of common stock in the course of hedging the positions they assume. The selling stockholder may also sell shares of our common stock short and deliver Shares to close out its short positions provided it has met its prospectus delivery obligations at the time of the short sale. The selling stockholder may also loan or pledge shares to broker-dealers that in turn may sell the shares offered hereby. The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of Shares, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholder may also sell the shares in privately negotiated transactions, through block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, through an exchange distribution in accordance with the rules of the applicable exchange, ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers, to broker-dealers who may agree with the selling stockholder to sell a specified number of such Shares at a stipulated price per share or a combination of any of the foregoing methods described in this paragraph.

The selling stockholder also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that it meets the criteria and those sales conform to the requirements of that rule.

From time to time, the selling stockholder may pledge or grant a security interest in some or all of the shares that it owns and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell some or all of the shares from time to time under this prospectus or an amendment to this prospectus under Rule 424(b)(3) of the Securities Act, or another applicable provision of the Securities Act, which amends the list of selling stockholders to include the pledgees, transferees or other successors-in-interest as the selling stockholder under this prospectus.

The selling stockholder also may transfer the shares in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the reselling beneficial owners for purposes of this prospectus.

To the extent required pursuant to Rule 424(b) of the Securities Act, or other applicable rule, upon being notified by the selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of the shares through a block trade, special offering, exchange distribution or secondary distribution or purchase by a broker or dealer, we will file a supplement to this prospectus. Such supplement will disclose:

•	the name of the participating broker-dealer(s);

•	the number of shares involved;

•	the price at which such shares were sold;

•	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

•	that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•	other facts material to the transaction.

We will bear substantially all of the costs, expenses and fees in connection with the registration of the common stock, other than any commissions, discounts or other fees payable to broker-dealers in connection with any sale of shares by the selling stockholder, which will be borne by the selling stockholder. We have agreed to indemnify the selling stockholder against certain liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares.

In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

LEGAL MATTERS

Cooley Godward Kronish LLP, Palo Alto, California, has given its opinion to us as to certain legal matters relating to the validity of the shares of our common stock to be offered by us and the selling stockholder by this prospectus. The selling stockholder and any underwriters will be advised about the other issues relating to any offering by their own respective legal counsel.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our financial statements included in our Annual Report on Form 10-K for the year ended June 30, 2007, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Cardica. The SEC’s Internet site can be found at http://www.sec.gov.

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus. We incorporate by reference the following information or documents that we have filed with the SEC (Commission File No. 000-51772):

•	our annual report on Form 10-K for the year ended June 30, 2007 filed with the SEC on September 19, 2007 (the “2007 10-K”);

•	the information specifically incorporated by reference into our 2007 Form 10-K from our definitive proxy statement on Schedule 14A filed with the SEC on October 12, 2007;

•	our current report on Form 8-K filed with the SEC on July 2, 2007;

•	our current report on Form 8-K filed with the SEC on September 24, 2007;

•	our current report on Form 8-K filed with the SEC on October 12, 2007; and

•	the description of our common stock, which is registered under Section 12 of the Exchange Act, in our registration statement on Form 8-A, filed with the SEC on February 2, 2006, including any amendments or reports filed for the purpose of updating such description.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we file a post-effective amendment which indicates the termination of the offering of the securities made by this prospectus. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. You should direct any requests for documents to Cardica, Inc., Attention: Corporate Secretary, 900 Saginaw Drive, Redwood City, California 94063; telephone number: (650) 364-9975.

4,079,795 Shares

Cardica, Inc.

Common Stock

Prospectus Supplement
          , 2007

William Blair & Company

Allen & Company LLC       Needham & Company, LLC

Merriman Curhan Ford & Co.